Exhibit 10.4

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]", have been separately filed with the Securities and Exchange Commission.

                         SPONSORED RESEARCH AGREEMENT


         Agreement, made this 23rd day of March, 1993, by and between THE UNIVERSITY OF TEXAS M.D. ANDERSON CANCER CENTER (hereinafter referred to as "CANCER CENTER"), a component institution of The University of Texas System (hereinafter referred to as "SYSTEM"), located in Houston, Texas, and Ingenex, Inc., a California corporation (hereinafter referred to as "SPONSOR"), located at 400 Oyster Point Road, Suite #315, San Francisco, California 94080.

                                  WITNESSETH:

         WHEREAS, SPONSOR is the licensee of the technology described in the patent applications shown in Exhibit III attached hereto, which has potential utilization in patient care and treatment; and

         WHEREAS, CANCER CENTER has research facilities and situations which would allow investigation and study the technology for use in the treatment of cancer as described in Exhibit I hereinafter referred to as ("Research"), a copy of which is attached hereto and incorporated herein by reference; and

         WHEREAS, both SPONSOR and CANCER CENTER consider it necessary and desirable to perform the Research; and

         WHEREAS, both SPONSOR and CANCER CENTER desire to cooperate in the design construction, and use of a retroviral production facility to be located at, and owned by CANCER CENTER to enable the clinical development of new therapeutic pharmaceuticals;

         NOW, THEREFORE, the parties agree as follows:

1. Evaluation. SPONSOR agrees to engage the services of CANCER CENTER as an independent contractor to perform the Research. The Research will be under the supervision of Albert B. Deisseroth, M.D., Ph.D. (Principal Investigator) at CANCER CENTER, with the assistance of appropriate associates and colleagues at CANCER CENTER as may be required. In the event that Albert
B. Deisseroth, M.D., Ph.D. is unable to act as Principal Investigator in the STUDY for any reason, SPONSOR shall decide whether to terminate the STUDY, subject to the provisions of Article 14, or whether to continue the STUDY under the supervision of a substitute Principal Investigator who is mutually acceptable to both CANCER CENTER and SPONSOR.

2.  Research.

    a. CANCER CENTER agrees as an independent contractor to conduct the Research. Such Research was originally approved by CANCER CENTER in accordance with CANCER CENTER policy and may be subsequently amended only in accordance with CANCER CENTER policy and the written agreement of CANCER CENTER and SPONSOR as provided for in Article 16 herein below.

    b. The Retroviral Production Facility referenced in Exhibit 1("FACILITY"), will be provided and operated by CANCER CENTER with funding initially from SPONSOR. SPONSOR will have the right to use the FACILITY for five (5) years, subject to Article 14 herein, for the development and production of gene therapy agents for clinical testing based on the human MDR1 gene, modified RB genes, and other genetic therapy elements as may be evaluated in collaboration with the Principal Investigator. CANCER CENTER agrees to limit access to the FACILITY to persons directly involved in the performance of sponsored research conducted on behalf of SPONSOR'S and to CANCER CENTER's own employees engaged in academic research as permitted herein. CANCER CENTER will take the necessary steps, including obtaining nondisclosure agreements from persons having access to the FACILITY, to protect SPONSOR's proprietary information and materials. CANCER CENTER may utilize the FACILITY for its own non-profit educational and research purposes and agrees not to utilize the FACILITY to conduct research directly or indirectly for the benefit of any third party with rights in excess of the Federal Government without the prior written approval of SPONSOR.

    c. The purpose of the FACILITY will be to support the basic and clinical research programs of the CANCER CENTER, and particularly of the Principal Investigator, by providing a resource for the GMP (Good Manufacturing Practices) production of clinical grade retroviral pharmaceutical reagents for investigational use in humans to obtain United States Food and Drug Administration (FDA) approval. The FACILITY will not be a commercial enterprise.

3.  Invention and Patents.

    a. For all purposes herein, "Invention" shall man any discovery, concept or idea whether or not patentable or copyrightable, which (i) arises out of work performed pursuant to the obligations of, and funded under, this Agreement; (ii) is conceived and reduced to practice during the term of the Agreement as defined in Article 14 hereinbelow; and (iii) includes but is not limited to processes, methods, software, formulae, techniques, compositions of matter, devices, and improvements thereof and know-how relating thereto.

        Inventions made solely by the Principal Investigator and/or other CANCER CENTER personnel as identified in Article 1 hereinabove, or agents of CANCER CENTER, shall be the sole property of CANCER CENTER. Inventions made jointly by employees or agents CANCER CENTER and SPONSOR shall be jointly owned by CANCER CENTER and SPONSOR.

    b. In the event that an Invention is made, either solely by employees or agents of CANCER CENTER or jointly by employees or agents of CANCER CENTER and SPONSOR, CANCER CENTER and SPONSOR agree to give written notice of such Invention to each other within thirty (30) days of the identification of such Invention. Within thirty (30) days of notice of Invention, CANCER CENTER and SPONSOR will thereupon exert their best reasonable efforts in cooperation with each other to investigate, evaluate and determine to the mutual satisfaction of both parties, the disposition of rights to the Invention, including whether, by whom, and where any patent applications are to be filed.

    c. If, after consultation with SPONSOR, it is agreed by the parties that a patent application should be filed, or if SPONSOR determines it would like to file a patent application, SPONSOR will prepare and file appropriate United States and foreign patent applications on Inventions made under this Agreement, and pay the cost of preparing, filing, prosecution and maintenance thereof. SPONSOR intends, and is hereby authorized, to use the services of the law firm of Pennie & Edmonds, of New York, in the preparing, filing and prosecution of all such patent applications. SPONSOR agrees to consult with CANCER CENTER in the preparation and prosecution of all such patent applications and will provide CANCER CENTER'S a copy of all applications filed for which SPONSOR has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof. If SPONSOR notifies CANCER CENTER that it does not intend to pay the cost of an application, or if SPONSOR does not respond to CANCER CENTER, notification that an invention has been made within thirty (30) days after receipt of such notification, then CANCER CENTER may file such application at its own expense, and with the attorneys of its choice, and SPONSOR shall have no rights to such Invention. SPONSOR agrees to maintain any such application in confidence until it is published by CANCER CENTER or by the respective patent office. Any patent application filed by SPONSOR which names a CANCER CENTER employee as an inventor shall be filed at least in the name of BOARD, and CANCER CENTER agrees to cooperate in the filing of all patent applications filed pursuant to this agreement.

    d. (i) CANCER CENTER agrees to grant SPONSOR an exclusive, worldwide, royalty-bearing license to make, have made, use, and sell Inventions (as well as patent applications, patents, and copyrights thereon) for commercial purposes, under the terms and conditions set forth in the form License Agreement attached hereto as Exhibit II (the "License Agreement"), provided that SPONSOR shall pay all costs and expenses associated with patent and copyright filing, prosecution, issuance, and maintenance. The License Agreement shall become effective upon the request of SPONSOR to activate the License Agreement, after the CANCER CENTER has notified SPONSOR that an Invention has been made. SPONSOR shall have thirty (30) days from the date of written notice of Invention from CANCER CENTER pursuant to Article 3(b) hereinabove, to give written notice to CANCER CENTER to activate the Agreement. The License Agreement shall be activated and made effective by providing (1) the description of the Invention to the licensed (including title, inventors, patent application filing date, and serial number if available), (2) the effective date, and (3) all of the required signatures and approvals of both parties.

        (ii) CANCER CENTER grants SPONSOR an exclusive right of first refusal to take a license under the License Agreement, pursuant to Section
        1.3.2 and 4.1.1 (B) of the License Agreement, to inventions made with funding from the federal Government (or from another source that does not claim rights to intellectual property in excess of those of the federal Government) and which were developed with the use of the FACILITY. Within thirty (30) days after receipt of notice from the CANCER CENTER that such an invention has been made, SPONSOR must notify CANCER CENTER in writing of SPONSOR's intent to exercise this right of first refusal. The right of first refusal becomes a non-exclusive option if SPONSOR fails to exercise the right of first refusal within the thirty (30) day period provided.

        (iii) Subject to Article 2(b), above, CANCER CENTER grants SPONSOR a non-exclusive option to negotiate a license to inventions made with use of the FACILITY and with funding from a third party with intellectual property rights that conflict with SPONSOR's rights under this Agreement. This option, and any license granted to SPONSOR from the CANCER CENTER pursuant to it, is expressly subject to the rights of said third party. Within thirty (30) days after receipt of notice from the CANCER CENTER in writing of SPONSOR's intent exercise this option.

    e. In the event Sponsor does not notify CANCER CENTER in writing of SPONSOR's intent to exercise its rights under section 3(d), above, within the thirty (30) day period provided, CANCER CENTER shall have the right to enter into license agreements, including exclusive license agreements, with third parties concerning the same Invention.

4. Confidentiality. Because CANCER CENTER and SPONSOR will be cooperating with each other in this Research, and because each may reveal to the other in the course of this Research certain confidential information, CANCER CENTER and SPONSOR agree to hold any confidential information which (a) is obtained during the course of this work and (b) is related thereto and (c) is marked as "CONFIDENTIAL" in confidence, and each party will not disclose same to any third party without the express written consent of the other party to this Agreement. This requirement shall remain in force for a period of five (5) years following completion of work under this Agreement. Nothing in this paragraph shall in any way restrict the rights of either CANCER CENTER or SPONSOR to use, disclose or otherwise deal with any information which:

    a. Can be demonstrated to have been in public domain as of the effective date of this Agreement or comes into the public domain through the term of this Agreement through no act of the recipient; or

    b. Can be demonstrated to have been known to the recipient prior to the execution of this Agreement; or

    c. Can be demonstrated to have been rightfully received by the recipient after disclosure under this Agreement from a third party who did not require the recipient to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, under obligation of confidentiality to the disclosing party; or

    d. Shall be required for disclosure to Federal regulatory agencies pursuant to approval for use; or

    e. Is independently invented by researchers of the recipient, which in the case of CANCER CENTER includes SYSTEM, who have not had access to the information provided to the recipient hereunder.

         Nothing herein is intended to give either party the right to use for any purpose pre-existing confidential information of the other party. Notwithstanding the confidentiality obligations of this Agreement, nothing herein shall prevent CANCER CENTER and any other component of SYSTEM from using any information generated hereunder for ordinary research and educational purposes of a university.

5. Publication Rights. Notwithstanding the provisions of Article 4 of this Agreement, CANCER CENTER may publish scientific papers relating to the collaborative research performed under this Agreement. In the event that CANCER CENTER wishes to publish, CANCER CENTER shall notify SPONSOR of its desire to publish at last sixty (60) days in advance of publication and shall furnish to SPONSOR a written description of the subject matter of the publication in order to permit SPONSOR to review and comment thereon.

6. Publicity. CANCER CENTER acknowledges SPONSOR's intention to distribute periodically informational releases and announcements to the news media regarding the progress of research hereunder. SPONSOR shall not release such materials containing the name of CANCER CENTER or any of its employees without prior written approval by an authorized representative of CANCER CENTER, and said approval shall not be unreasonably withheld. Should CANCER CENTER reject the news release, CANCER ENTER and SPONSOR agree to discuss the reasons for CANCER CENTER's rejection, and every effort shall be made to develop an appropriate informational news release within the bounds of accepted academic practices. SPONSOR reserves the same right in the event that CANCER CENTER desires to distribute a news release concerning the research program. Nothing herein shall be construed as prohibiting CANCER CENTER or SPONSOR from reporting on this study to a governmental agency.

7. Responsibility. The parties each agree to assume individual responsibility for the actions and omissions of their respective employees, agents and assigns in conjunction with this evaluation.

8. Independent Contractor. SPONSOR will not have the right to direct or control the activities of CANCER CENTER in performing the services provided herein, and CANCER CENTER shall perform services hereunder only as an independent contractor, and nothing herein contained shall be construed to be inconsistent with this relationship or status. Under no circumstances shall CANCER CENTER be considered to be an employee or agent of SPONSOR. This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

9. Title to Equipment. CANCER CENTER shall retain title to all equipment purchased and/or fabricated by it with funds provided by SPONSOR under this Agreement.

10. Survivorship. The provisions of Article 3, 4, 5, 6, and 12 shall survive any expiration or termination of this Agreement.

11. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that SPONSOR may assign this Agreement to any purchaser or transferee of all or substantially all of SPONSOR's business upon prior written notice to CANCER CENTER.

12. Indemnification. CANCER CENTER shall, to the extent authorized under the Constitution and the laws of the State of Texas, hold SPONSOR harmless from liability resulting from the negligent acts or omissions of CANCER CENTER, its agents or employees pertaining to the activities to be carried out pursuant to the obligations of this Agreement; provided, however, that CANCER CENTER shall not hold SPONSOR harmless from claims arising out of the negligence of SPONSOR, its officers, agents or any person or entity not subject to CANCER CENTER's supervision or control.

    SPONSOR shall indemnify and hold harmless SYSTEM, CANCER CENTER, their regents, officers, agents and employees from any liability or loss resulting from judgments or claims against them arising out of the activities to be carried out pursuant to the obligations of this Agreement or the use by SPONSOR of the results of the Research, provided, however, that the following is excluded from SPONSOR's obligation to indemnify and hold harmless:

    a. the negligent failure of CANCER CENTER to comply with any applicable governmental requirements; or

    b. the negligence or willful malfeasance by a regent, officer, agent or employee of CANCER CENTER or SYSTEM.

13. Award. SPONSOR agrees to pay CANCER CENTER One Million four Hundred Ninety-Nine Thousand Five Hundred Fifty-Eight and No/100 Dollars ($1,499,558.00) for expenses and other related costs incurred in conjunction with the Research. This amount, as shown by approximate category of expense in the attached Exhibit I which is attached hereto and is incorporated herein by reference, for information only, shall be payable according to the following schedule: one payment of two Hundred Fifty Thousand Two Hundred Eighty-Seven and No/100 Dollars ($250,287.00) shall be due within sixty (60) days of the date of execution of this Agreement; a second payment of two Hundred Fifty Thousand Two Hundred Eighty-Seven and No/100 Dollars ($250,287.00) shall be due January 31, 1994; upon the achievement of mutually agreeable milestones as set forth in Appendix IV of this Agreement.

        Sponsor shall also provide payment of $999,608. for establishment and operation of the Retroviral Production Facility. This payment shall occur as follows: one payment of $300,000 due within thirty (30) days after receipt of notice by Sponsor from the Recombinant Advisory Committee that Cancer Center has completed the animal experiment necessary for RAC approval; a second payment of $100,000 due ninety (90) days after the first payment; a third payment of $100,000 due one hundred and eighty
    (180) days after the first payment, a fourth payment of $250,000 due one year after the first payment, and $249,608 due eighteen (18) months after the first payment.

14. Alternative Production Facility. Sponsor and Cancer Center agree that in the event Sponsor is able to provide a retroviral production facility acceptable to the Principal Investigator through Sponsor's lease or purchase of such a facility, but which is not located at or owned by Cancer Center, Sponsor may choose to conduct the retroviral production research and development under this agreement at such alternative facility. In such event Sponsor shall not provide payment of $999,608 as described in Article 13 above, but Sponsor shall provide all operating expenses necessary to provide for the same scope, extent, and timely performance of work to be performed at the Retroviral Production Facility. These total operating expenses are currently estimated at $740,000, but may be adjusted by mutual agreement of Sponsor and Cancer Center. The alternative production facility would be operated or owned by Sponsor, and Sponsor would provide all access necessary to the facility for Principal Investigator and Cancer Center employees directly involved in the Sponsored Research. Sponsor would also make the alternate facility available for the non-profit educational and research purposes of the Cancer Center. Inventions and patents made by Cancer Center employees and its agents utilizing the alternate facility would be governed by Article 3 of this agreement. Inventions made by Sponsor's employees and its agents in the alternate facility would be the sole property of Sponsor and not governed or subject to Article 3 of this agreement. Inventions made by both Cancer Center employees or its agents and sponsor, or its agents in the alternate facility, will be governed by Article 3 of this agreement. Sponsor's rights under Article 3 shall continue, in the event of utilization of this alternate facility, for the duration of collaboration with and utilization of the alternate facility by Cancer Center, and shall not expire on the sixth anniversary of this agreement, as described in Article 15 below. Sponsor would have the full right to use such alternate facility for its own research and development purposes, and Sponsor's duration of use, occupancy and/or ownership of such alternate facility will not be limited by Article 2b,
    Article 14, or any other part of this Agreement.

15. Basic Term. (i) This Agreement shall become effective as of the date first hereinabove written and, unless earlier terminated as hereinafter provided, shall continue in force for a period of two (2) years after the same, provided, however, that the term of this Agreement may be extended, contingent upon continued collaboration between SPONSOR and the Principal Investigator, at the option of SPONSOR (exercised by written notice to CANCER CENTER) for one (1) year periods, for three (3) consecutive years after the second anniversary of this Agreement. (ii) SPONSOR's rights under Article 3 (d) (ii) and (iii), above, shall terminate on the sixth anniversary of the effective date of this Agreement, regardless of whether this Agreement is otherwise extended beyond that date.

16. Default and Termination. In the event that either party to this Agreement shall be in default of any of its material obligations hereunder and shall fail to remedy such default within thirty (30) days after receipt of written notice thereof, the party not in default shall have the option of terminating this Agreement by giving written notice thereof, notwithstanding anything to the contrary contained in this Agreement. SPONSOR shall have the right to termination of this Agreement, with proper notice as described above, if the milestones, as outlined in Exhibit III attached hereto, are not achieved, unless CANCER CENTER justifies to the satisfaction of SPONSOR, the failure to achieve the milestone, or otherwise cures the breach. Termination of this Agreement shall not affect the rights and obligations of the parties which accrued prior to the effective date of termination. SPONSOR shall pay CANCER CENTER for all reasonable expenses incurred or committed to be expended as of the effective termination date, subject to the maximum amount as specified in
    Article 13.

17. Entire Agreement. The parties acknowledge that this Agreement and the attached Exhibits hereto represent the sole and entire Agreement between the parties hereto pertaining to the Research and that such supersedes all prior Agreements, understandings, negotiations and discussions between the parties regarding same, whether oral or written. There are no warranties, representations or other Agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

18. Reform of Agreement. If any provision of this Agreement is, becomes or is deemed invalid, illegal or unenforceable in any United States jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable; or if it cannot be so amended without materially altering the intention of the parties, it shall be stricken, and the remainder of this Agreement shall remain in full force and effect.

19. Notices. Any notices, statements, payments, or reports required by this Agreement shall be considered given if sent by United States Certified Mail, postage prepaid and addressed as follows:

    If to CANCER CENTER:

                  Michael J. Best
                  Chief Financial Officer
                  The University of Texas M.D. Anderson Cancer Center 1515 Holcombe Blvd.
                  Houston, Texas 77030
                  (713) 792-7550

    If to SPONSOR:

                  Dr. Lou Bucalo
                  Ingenex, Inc.
                  400 Oyster Point Boulevard, Suite 315
                  San Francisco, California 94080
                  (415) 244-4950

20. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

21. Governing Law. This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of Texas and with applicable laws of the United States of America.

        IN WITNESS WHEREOF, CANCER CENTER and SPONSOR entered into this Agreement effective as of the date first hereinabove written and have executed three (3) originals each of which are of equal dignity.


INGENEX, INC.                                THE UNIVERSITY OF TEXAS
                                             M.D. ANDERSON CANCER CENTER


BY:   /s/ Louis R. Bucalo                 BY: /s/ Michael J. Best
   ----------------------                    ------------------------
                                              Michael J. Best
TITLE:          President                     Chief Financial Officer
      -------------------

I have read this agreement and
understand my obligations
hereunder:                                      CONTENT APPROVED:


BY:   /s/ Albert B. Deisseroth            BY: /s/ Donna S. Gilberg
   ----------------------------------         -----------------------------
      Albert B. Deisseroth, M.D, Ph.D.        Donna S. Gilberg, CPA
      Principal Investigator                  Manager, Sponsored Agreements



                                         FORM APPROVED:


BY:   /s/ Irwin H. Krakoff                BY: /s/ Matthew E. Burr
   -----------------------------              ----------------------
      Irwin H. Krakoff, M.D.                  Matthew E. Burr, J.D.
      Head, Division of Medicine              Legal Services Officer

                                   EXHIBIT I



                           PROPOSAL TO INGENEX, INC.
               PRINCIPAL INVESTIGATOR: ALBERT DEISSEROTH, M.D.,
                                     PH.D.
                THE U.T. M.D. ANDERSON CANCER CENTER, HOUSTON,
                                     TEXAS
                                OCTOBER 1, 1992

ABSTRACT:

Fifty-percent of the one out of eight American women diagnosed with breast cancer are destined to die following the diagnosis of the disease. An additional 50% of patients diagnosed with ovarian cancer will also die. If one delays treatment until the time of evolution of advanced disease, only 15% of these patients can be rescued even with the most intensive therapy. The doses of therapy which can be used to eradicate this disease, either in the adjuvant setting for poor prognosis patients or in the advanced disease setting, is limited by myelosuppression. In resistant gestational malignancies, as well as in ovarian cancer, depletion of the marrow reserve by therapy leads to inability to deliver the full doses of therapy which are nenessary to cure the disease. In order to protect marrow from chemotherapy-induced toxicity, we are proposing to introduce the multidrug resistance cDNA into the normal hematopoietic stem cells of patients with carcinomas of the breast and ovary as well as gestational malignancies and to transplant them before they are exposed to combination chemotherapy. We will use safety modified retroviruses which contain the MDR cDNA to modify hematopoietic progenitor cells. We will then use in vivo selection of the cells which are transduced and therefore resistant to chemotherapy. This will permit the delivery of effective doses of combination chemotherapy to which the disease will be sensitive. Project 1A will deal with the development of preclinical data for retroviruses which carry MDR-1 for use in genetic modification of hematopoietic cells. Projects 1B and 1C contain proposals for clinical implementation of the programs for chemoprotection of the carcinoma of the breast and ovary. Project 1D contains a proposal for setting up a production facility for clinical grade safety-modified retroviruses to enable the U.T. M.D. Anderson Cancer Center in partnership with Ingenex, Inc. to quickly take laboratory grade materials from the lab to the clinic. Finally, Project IE contains a proposal for clinical implementation for the prevention of recurrence of human papilloma virus positive carcinoma of the cervix by regional exposure to safety-modified retroviruses which contain the Rb and p53 cDNAs.

A.  SPECIFIC AIMS

    We are proposing a partnership with Ingenex, Inc. to establish programs for the introduction of chemotherapy resistance genes into the normal hematopoietic stem cells of poor prognosis patients with carcinomas of the ovary, breast, and trophoblastic disease of pregnancy. This is designed to result in the less myelosuppression following chemotherapy and to permit the safe delivery of higher doses of chemotherapy than are usually permissible over prolonged periods of time in settings in which the tolerance of the marrow to chemotherapy is limited: after autologous transplant or in the adjuvant setting. In addition, we will apply this genetic chemoprotection to primary refractory patients with trophoblastic disease of pregnancy. In poor prognosis advanced ovarian cancer, and in the trophoblastic disease of pregnancy, the chemotherapy needed to induce cures often results in reduction of the marrow reserve which then results in a prolongation of the intervals between successive doses of chemotherapy. This is often not correctable by the administration of growth factors. The longer intervals between chemotherapy provide more time for recovery of the abnormal cells, leading to relapse and escape from curative therapy. Although advanced disease patients with relapsed carcinoma of the breast often exhibit striking responses to a single dose of autologous transplantation, the patients often relapse and cannot receive therapy

The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

following transplant to prevent relapse due to the sensitivity of the graft to the suppressive effects of chemotherapy. The high dose adjuvant therapy also may induce a reduction of the marrow stem cell reserve.

         [        ***



                                                                       ]

    SPECIFIC AIM 1: Development of Vectors: Construction of vectors and producer cell lines which contain the MDR-1 cDNA in a safety-modified retrovirus (Deisseroth, Hanania and Fu).

    SPECIFIC AIM 2: Testing of the virus in cells to determine its transduction frequency and the stability of the change in phenotype (chemotherapy resistance) induced by its transduction in cells following transplantation. MDR viruses will be tested.

    SPECIFIC AIM 3: Testing of the significance of the change in phenotype induced in the cells transduced by this retrovirus in animal models. The MDR vectors will be tested by Drs. Deisseroth, Hanania and Fu in a breast cancer mouse model.

    SPECIFIC AIM 4: Evaluation of the producer cell lines and retroviral supernatants so as to produce a clinical grade retroviral supermatant.

    SPECIFIC AIM 5: Development of a clinical trial for the in vivo selection of genetically modified hematopoietic cells and the testing of the clinical impact of genetic modification of the resistance of sensitivity of cells to chemotherapy in carcinomas of the breast and ovary.

    SPECIFIC AIM 6: Presentation of the clinical programs for review through the regulatory process to the local IRB, the NIH RAC, and the FDA. The time line for implementation of these specific aims is reviewed in Table II.

         [        ***






                                                                             ]

B.  BACKGROUND

SECTION ON RATIONALE FOR MDR CHEMOPREVENTION IN CARCINOMAS OF THE OVARY, BREAST, AND TROPHOBLASTIC DISEASE OF PREGNANCY:

    During the past 40 years, two factors have limited the safe delivery of doses of chemotherapy which can eradicate breast cancer or ovarian cancer in poor prognosis patients: (1) Resistance of the carcinoma cells to the doses of chemotherapy which are non-toxic to the normal tissues of most patients; and
(2) the sensitivity of the bone marrow to the doses of chemotherapy which are necessary to eradicate the neoplastic disease.

    Several strategies have been attempted to circumvent these two limitations. One strategy involved drugs which will inhibit the molecules which contribute to drug resistance. These studies have involved primarily drugs which may inhibit the efflux drug pumps MDR-1, which has been found to be present in the neoplastic cells of relapsed patients. Unfortunately, since the normal hematopoietic cells depend upon one of these molecules, MDR1, for whatever resistance they have to chemotherapy (1), and the level of clinical resistance in the tumor is not always due to MDR-1, these trials have been unsuccessful.

    Another method which has been studied extensively at M.D. Anderson, as well as at other centers, is the use of dose escalation of the therapy, and rescue of the patient from hematopoietic toxicity by infusion of the autologous marrow which is kept out of the body of the patients during the administration of the intensive chemotherapy (2-5). Our center as well as workers at the Sydney Farber Cancer Center, Duke University, and at other institutions have observed striking responses at the higher dose levels (2-5). However, only 20% of the advanced disease patients have exhibited durable responses (2-5).

    Since these patients usually relapse in the sites of bulky disease which were present at diagnosis, most experts have concluded that the remissions induced by a single dose of chemotherapy decrease the tumor burden below the level which is clinically detectable, but do not eradicate it, and this residual disease simply regrows. It is uniformly recognized that most patients who receive intensive systemic therapy followed by an autologous bone marrow transplantation are extremely sensitive to even conventional dose chemotherapy, which excludes the administration of continuation cycles of therapy at conventional doses following transplant to eradicate the residual disease and prevent tumor regrowth.

    Another strategy which has been used to circumvent the propensity of breast cancer to regrow in the adjuvant setting after regional therapy (radiation and/or surgery) is the administration of escalating doses of adjuvant chemotherapy in poor prognosis patients (Stage II or III breast cancer). Studies at our institution (6-8) have shown in this setting that the disease-free survival has been directly related to the doses of cytotoxic therapy given, and the response rate has correlated with the dose intensity in the advanced disease setting. In this setting, the administration of intensive FAC chemotherapy (which has a 5 year disease-free survival of 66% for Stage II and 47% in Stage II disease delivered at conventional doses), has resulted in higher initial response rates. However, therapists have been unable to continue to deliver these intensive doses of FAC therapy after three cycles of this therapy. Thus, this initial increased response rate does not translate into increased survival. In this latter setting, both the duration and depth of the granulocytopenia as well as the thrombocytopenia become more profound with each successive dose of therapy, suggesting that the use of hematopoietic growth factors will not rescue patients from this problem (6-8).

    These data, plus the absence of clinically significant elevations of the MDR pump in the untreated breast or ovarian cancer patients (9) as well as the presence of only minimal elevations of MDR in the cells of patients with resistant carcinoma of the ovary and breast (10), have suggested that the introduction of the MDR-1 cDNA into the normal hematopoietic cells of the marrow might permit the use of cyclical administration of relatively higher doses of combination chemotherapy, either in the adjuvant setting in poor prognosis disease (ovary or breast), or following bone marrow transplantation in the minimal disease setting of advanced disease (breast or ovarian cancer) patients who have received intensive therapy.

    What is the evidence that chemoprotection will work? Pastan, Gottesman and their colleagues have reported that transgenic mice overexpressing the human MDR1 cDNA, which codes for a 107 kDa glycoprotein, a drug efflux pump in the plasma membrane of cells, exhibit normal patterns of hematopoiesis, expression of levels of MDR glycoprotein which are 3-fold higher than most MDR resistant fresh tumor cells or tumor cell lines, and exhibit a 10-fold increase in the resistance of hematopoietic cells to drugs like Taxol (9-12). Retroviral vectors have also been used to infect mammalian cells and in populations selected by FACS for the modified cells, the resistance to MDR drugs increased up to 26-fold (13). It is clear, however, that in vivo or in vitro selection is necessary following retroviral transduction to maintain the resistant phenotype in mammalian cells. Several mouse and large animal model studies have also been recently reported (14-16), which document the feasibility of introduction of resistance genes into human marrow.

    Clinical trials of chemoprotection have been proposed in carcinomas of the breast and ovary. It is clear, from published studies, that the human MDR1 is not naturally expressed in normal breast or ovarian tissue, and that all of the fresh specimens of breast or ovarian cancer do not exhibit elevated levels of MDR providing they were not previously exposed to chemotherapy (17-19). The levels of MDR in ovarian and breast cancers following therapy in the advanced disease setting are elevated by 2 to 3-fold. Thus, the introduction of MDR1 into the normal hematopoietic cells of patients with poor prognosis disease, would make possible the testing of therapeutic questions that would not be possible with drugs like Taxol. Animal model data suggests that the levels of chemotherapy resistance, which can be achieved with MDR chemoprotection in marrow stem cells using selection for the modified cells, is 3-fold higher than that seen in resistant tumors which have been previously exposed to MDR drugs (5).

    In our institutional experience (2-21) and that of others, the toxicity of Taxol is primarily myelosuppression, when the continuous infusion schedule of Taxol alone is used. The clinical programs proposed for breast, ovary and a third model, trophoblastic disease of pregnancy, are summarized in detail in this project (Projects 1B and 1C). The presence of marrow contamination with neoplastic cells, which is a problem with breast cancer, is not a significant risk in ovary or trophoblastic disease. The technical details of this program, including marrow purging before retroviral transduction, will be dealt with in these projects.

    In Projects lA-lC, we are proposing to develop preclinical and clinical models for the testing of the hypothesis that the transduction of marrow cells by safety-modified retroviruses which contain the MDR-1 cDNA, which would protect individuals against the higher doses of anthracyclines and Taxol. Project 1A will deal with the development of the vectors, preclinical, in vitro and animal models, as well as developing the clinical grade retroviral supernatants as outlined in Tables I-II, while Projects 1B and 1C will deal with the clinical programs.

MDR PUMP PROTEINS AND THE MDR DRUGS (PROJECT 1A)

    The MDR-1 gene protects cells against the toxic effects of chemotherapy since it codes for a plasma membrane ATP-dependent efflux pump. This pump promotes the secretion of the following drugs: actinomycin D, doxorubicin, vincristine, vinblastine, VP-16, and Taxol. The M.D. Anderson Cancer Center Breast Section has developed and studied an adjuvant combination chemotherapy program for carcinoma of the breast which has been associated with a 60% long-term disease-free survival rate (6-8). As outlined above, patients are unable to sustain the high doses required to control advanced or poor prognosis disease in the adjuvant setting (8).

    Recently, the plant product Taxol has exhibited significant activity in previously untreated advanced disease setting of breast cancer (22), and in those breast cancer patients who have exhibited resistance to adriamycin. This drug exhibits myelosuppression as its dose-limiting toxicity in eight of the ten continuous infusion trials which are available for analysis in which Taxol was used as the only agent (23-32). The dose intervals between the onset of limiting myelosuppression and other non-hematopoietic toxicities such as neuropathy or mucositis depends on the schedule of administration and whether it is used with other drugs such as platinum. The toxic effect of clinically significant bradycardia is seen only in the pulse schedule. Several studies have indicated that Taxol is subject to the MDR-1 pumping mechanism and that the exposure of cells to Taxol may select for cells which exhibit higher levels of the MDR protein (33). McGuire has shown that ovarian cancer patients previously treated with platinum are also very sensitive to the myelosuppressive effect of Taxol and the sensitivity of hematopoietic cells to Taxol increases with successive cycles of administration (34). Similarly, previous exposure of patients to radiation therapy produces prohibitive levels of sensitivity to the myelosuppressive effects of Taxol. The M.D. Anderson experience with Taxol (DM 106 and NCI T86-0270) has suggested that myelosuppression is the major dose limiting toxicity in all but two patients at the 250 m1/m2 per day continuous infusion trial. All the non-hematological toxicities in the continuous infusion trials were mild, except for a rare patient with myalgias and bradycardia (22). These data have suggested that the use of retroviral modification for chemoprotection will be an important approach to therapy.

    The laboratory of Dr. Kuo of M.D. Anderson have shown that the presence of MDR-1 in human cells and the presence of MDR-3 in mouse cells leads to protection of the cells from the toxic effects of chemotherapy. Several groups have used retroviruses to introduce the MDR cDNA into the bone marrow cells and have shown that this confers upon these cells resistance to daunomycin and protects these cells to myelosuppression (35-38). It is clear that the MDR is expressed in the most primitive hematopoietic precursor cells (1), and that the level of expression is normally reduced at later stages of myeloid maturation. Unregulated expression of the MDR cDNA at all stages of myeloid and erythroid and megakaryocytoid maturation protects against chemotherapy-induced myelosuppression (39). In fact, transgenic animal model studies show that the presence of the MDR protects the hematopoietic cells of the mice from doses of drugs which are 10-fold from those which usually suppress hematopoiesis (39). Since the primary dose-limiting toxicity of the MDR drugs is myelosuppression, the use of the genetic modification chemoprotection strategy is a strategy of great potential importance to breast cancer patients.

PREVIOUS WORK WITH ANIMAL MODELS WHICH INVOLVES INTRODUCTION OF RESISTANCE GENES INTO NORMAL HEMATOPOIETIC GENES:

    As outlined above, we will use the mouse animal model to test strategies for the introduction of cDNAs for MDR chemotherapy into the normal marrow early progenitor cells of a mouse following transplant. I will now review what experience has been developed for introduction of retroviral vectors carrying resistance genes into normal marrow cells as part of bone marrow transplantation.

MOUSE MODEL FOR GENETIC CHEMOPROTECTION:

    Arthur Bank of Columbia University in New York City has attempted genetic modification of mice using several resistance genes (51). The protocol he has chosen resembles that previously developed by Malcomb Moore of Memorial Sloan-Kettering Cancer Center. On day 1, 5FU is administered in order to destroy the late progenitor cells which do not contribute to the reconstituting capability of the marrow. On day 3, an engrafting dose of marrow is harvested. The marrow is cocultivated with viral producer cell lines. The producer cell lines are the triply mutated cell lines in which the probability of reconstituting a replication competent virus is very low. In fact, no replication competent helper virus has been detected with these cell lines in over 250 different laboratories which have used these cell lines. On day 5, the cells are placed in two mg/ml of G418. On day 6, these cells are transplanted intravenously into a mouse which has received 1100 rads of radiotherapy.

    In order to assess the percentage of cells which are modified, and to establish if the earliest cells have been modified by the virus, the animal is subjected to a laparotomy, and the spleen colonies are collected sterilely, and transplanted into a new mouse which has been exposed to 1100 rads of total body irradiation. These spleen colonies are also taken for culture in methylcellulose and are also analyzed directly for the presence of MDR mRNA and protein by PCR and FACS analysis.

    This cycle is repeated once more and the spleen colonies are harvested and analyzed for the presence of MDR mRNA and protein. This protocol can be used for the generation of genetically modified mice. However, several parameters need to be examined in order to optimize the transduction frequency and the stability of the retroviral transgenome in the recipient mice.

DOG MODEL DATA FOR GENETIC MODIFICATION OF NORMAL HEMATOPOIETIC CELLS:

    Rainer Storb of the Fred Hutchinson Cancer Center used Ficoll hypaque density gradient separated cells and co-cultivated them in a 2/1 ratio with irradiated producer cell lines (52). CFUGM assay in selective media (G418 for neo and methotrexate for DHFR) were 6% and 12%, respectively. However, five weeks following transplant, only 2-5 % of CFUGM were viral genome positive, whereas at 10 weeks, none of the 2/6 colonies studied were positive, suggesting that only the late myeloid progenitors had been modified.

    Transduction protocols which utilized long-term bone marrow culture as an element of the transduction system showed an increase of the level of positivity to 43%. This program was organized as follows: on day -12, the dogs were given therapy with GCSF in combination with kit ligand for seven days. On day 5, the cells were harvested and co-cultivated in a Dexter culture in the presence of the vector supernatant. Fresh vector positive medium was added on day 2. On day 0, 9.2 gray of TBI was administered followed by infusion of the transduced marrow.

    A third protocol involved administration of cyclophosphamide at a dose of 40 mg/kg I.V. on day -8, marrow aspiration and co-cultivation of the Ficoll hypaque separated marrow for 24 hours on vector producer cell lines for 24 hours, and transplantation following delivery of 9.2 gray of TBI to the animals on day 0. Between 1-50% of the cells were seen to be positive 50-100 weeks following transplantation when the neo gene was used. No growth factors or preselection were used. Dr. Storb has indicated that only 25% of the marrow bearing areas needed to be irradiated, to provide space for the engrafting marrow. Both of these investigators were using safety modified retroviruses but were using growth factors and co-cultivation intermittently (52).


MOUSE AND PRIMATE MODELS FOR TRANSFER OF MDR TO NORMAL HEMATOPOIETIC CELLS:

    David Bodine and Arthur Nienhuis of the NIH used a safety modified retrovirus with the packaging cell lines of Arthur Bank to modify the normal marrow cells of mice, using a protocol similar to that described above in the work of Dr. Bank (53). Forty-eight hours following 5FU pretreatment, bone marrow was harvested and modified by incubation in the supernatant of a Bank producer cell lines which produced virus containing Gottesman's MDR cDNA. Following transplantation of the modified cells, Bodine and Nienhuis administered Taxol intraperitoneally at high doses to select for growth of the modified marrow cells. The marrow cells of the mice were still positive at eight months after transplant for MDR. These workers could not establish a dose and schedule of Taxol which would have permitted them to gradually select for MDR positive marrow cells due to toxicity and treatment deaths generated in the mice by the treatment schedule they used.


GENETIC THERAPY OF BLADDER CANCER:

    Carcinoma of the bladder affects 50,000 individuals every year. Eventually, two-thirds of these individuals will relapse. Once relapse occurs, chemotherapy and cystectomy are required.

Molecular analysis of the primary bladder cancer cells at diagnosis shows that absence of the retinoblastoma (RB) protein in the primary bladder cancer is predictive of relapse. The survival of bladder cancer patients whose initial tumor is negative for the RB protein is 18%, and the survival of patients whose cells are positive for the RB protein is 55% in at least two studies (Cordon Cardo et al at Memorial Sloan-Kettering and Logothetis et al at the U.T. M.D. Anderson Cancer Center, JNCI, 1992). This data has suggested that replacement of the RB might be of therapeutic value and reduce the probability of recurrence.

    Later on in this grant request, we are proposing to use safety-modified retroviruses which contain the RB cDNA in a transcription unit. Since the normal cells on the luminal surface of the bladder are not proliferating but cancer cells which contribute to relapse are dividing, it is possible that the RB virus would modify the cancer cells and not the normal luminal cells in the bladder. This program could result in a decreased incidence of recurrence and ultimately to organ preservation (no cystectomy). This proposed work will be described later on in this grant.

CERVICAL CANCER:

    Carcinoma of the cervix is a public health problem of world-wide dimensions. Despite introduction of effective screening procedures, the development of surgically resectable carcinoma of the cervix occurs all too frequently. It is estimated that the frequency of frankly invasive carcinoma of the cervix following resection of carcinoma in situ, or frankly invasive carcinoma of the cervix which is unresectable in individuals who do not participate in follow-up pap smear screening following detection of dysplasia at initial pap smear screening, is estimated at 20,000 cases/year in the United States. In principle, all of these cases are preventable if the recurrence rate after diagnosis of initial dysplasia could be reduced to zero.

    Carcinoma of the cervix is a disease in which a viral etiological agent has been established as the human papilloma virus. The mechanism through which this virus transforms cells is attributed to the production of two virally transforming proteins, E6 and E7, which bind and functionally inactivate the p53 and retinoblastoma antioncogene tumor suppressor proteins. Normally, functioning p53 and Rb restricts the precession of the normal cells through the G1/S interface in the absence of extracellular growth stimulatory proteins. Although the exposure of cells to growth factors will increase the levels of both the p53 and Rb proteins, the regulatory environment of the proliferating cell functionally inactivates the Rb and p53 antioncogenes, thus relieving the cell from their growth inhibitory influence.

    The presence of the E6 and E7 HPG proteins produces the same result as the growth factor exposure as they inactivate the Rb and p53 proteins, thus resulting in disorganized and unregulated cell growth.

    In an attempt to develop a molecular approach to the prevention of recurrence in cervical carcinoma, we are proposing to construct or acquire safety-modified retroviruses with cDNAs for the normal p53 and Rb antioncogene proteins. These viruses will be applied topically to the abnormal surface of the dysplastic cervix to prevent recurrence. Patients eligible for this program will be those not approachable with case resection. The cell-free retroviral supernatant will be applied weekly for one year in eligible patients whose disease has been shown to be HPG positive. This program will be conducted with the U.T. M.D. Anderson surgical GYN Oncology group in collaboration with Dr. Deisseroth.

C.  PRELIMINARY DATA FROM OUR OWN LABORATORY

(I) LEVELS OF MDR IN MOUSE MARROW CELLS AND IN BREAST CANCER CELL LINES (E. HANANIA, M. BERAN, AND A. DEISSEROTH)

    In order to work out the genetic modification of early hematopoietic cells and to optimize the conditions under which these genetically modified cells can be selected in vivo with conventional dose chemotherapy, we are proposing to work with a mouse transplantation model which is described in this section. This section will describe the insertion of a multidrug resistance (MDR) cDNA vector into the early progenitor cells of the mouse.

    These are two MDR genes in human cells: MDR-1, which confers upon cells the expression of an efflux pump which reduces intracellular levels of the following chemotherapeutic agents: actinomycin D, VP-16, vinblastine, vincristine, anthracyclines and the taxol family of drugs. This pump was discovered in early hematopoietic progenitor celIs by its ability to pump rhodamine out of cells (1). The presence of this enzyme in these early cells suggests that it is playing a role in the protection of these cells from the effects of toxic compounds such as chemotherapeutic agents, as has been shown to be the case. MDR-2 does not confer upon the cell an efflux pump. The MDR-1 in man corresponds to MDR-3 in the mouse and glycoprotein 1 in the hamster, while MDR-2 in man corresponds to MDR-2 in the mouse and glycoprotein 2 in the hamster. Gottesman has shown that the microinjection of the MDR3 into mouse blastocytes generate mice in which the resistance to chemotherapy is above present in the marrow stem cell of the normal mouse (39).

    We conducted experiments to establish if normal hematopoietic cells of the mouse are more sensitive to chemotherapy than the established breast cancer cell lines. If the MDR levels in the mouse breast cancer were equal to that present in the hematopoietic cells, then the delivery of the chemotherapy based on MDR drugs would kill the marrow cells to a degree which is equal to that seen with the breast cancer cells. In contrast, if the marrow cells were modified with the MDR cDNA, then the level of resistance of these cells might be elevated to a level above that which is present in the breast cancer cell. Then the killing of breast cancer cells would be greater than that seen in the normal marrow cells. The fact that MDR resistance has not been reported to play a major role in breast cancer suggests that the introduction of MDR genes into hematopoietic cells may be of value therapeutically, since if the breast cancer cell lines were very high with respect to the MDR phenotype, then there would be very little benefit from modifying the normal marrow cells. In fact, the incidence of MDR resistance in untreated breast or ovarian cells is very rare, thus suggesting that the transduction with MDR cDNA containing viruses would be of help.

    In order to test these concepts, we exposed the normal marrow cells, or breast cancer cell lines from man or mouse to the effects of various concentrations of adriamycin. As can be seen in

Figure 1 or in Table III, the breast cancer cell lines vary in their propensity to grow in the different concentrations of adriamycin. For these experiments, we used 24 well plates and exposed the cells to the various concentrations of the cells, and determined the number of colonies which grew in each well in two weeks in the presence and absence of the drug. The percent cell growth was obtained by calculating the ratio of the cell colony number in the presence of the drug divided by the colony number in the absence of the drug.

    As seen in Figure 2, there are two cell lines which are more resistant than the rest of the cell lines and more resistant than the normal bone marrow cell lines. However, most of the established cell lines do not exhibit any high levels of MDR, as judged by chemotherapy resistance, than do normal cells.

    In order to directly test if the varying levels of resistance and sensitivity were attributable to the presence or absence of the MDR mRNA in the cells which are resistance or sensitive, Dr. Michael Andreeff of our group used PCR to determine if there was MDR cDNA in the resistant but not sensitive cells. As shown in lanes 8 and 9 of Figure 3, the PCR assay detected the presence of the MDR specific signal in the PCR assay in the two cell lines which were the most resistant to the chemotherapy, whereas all of the rest of the breast cancer cell lines and the normal marrow were devoid of detectable levels of MDR mRNA. This data suggests that the use of the MDR viruses will be helpful in protecting the normal hematopoietic cells from the effects of chemotherapy.

    We have developed vectors in our laboratory which are safety-modified and which contain a transcription unit competent to promote the expression of functional levels of MDR-1 sufficient to confer chemotherapy resistance upon hematopoietic cells following transplantation with marrow cells which have been transduced with these viruses.

    In order to evaluate these viruses, we harvested marrow cells from BALB C mice 48 hours following treatment with 150 mg/kg of 5-Fluorouracil. The marrow was transduced with the supernatant from producer cell lines which contained our own laboratory MDR-1 virus. Some animals were transduced with a virus constructed by Michael Gottesman. The latter virus has been published. 0.8 to 1 million of these cells were infused into each mouse following treatment of that mouse with total body irradiation.

    Mice were given chemotherapy following hematopoietic recovery (this requires 2-3 weeks). The chemotherapy was Taxol, freshly reconstituted at 7, 10, 14, 20, and 30 mg/kg.

    The time course of recovery from Taxol-induced myelosuppression was measured following two or three doses of chemotherapy. The data from these experiments are shown in Figure 3 in which the following experimental groups are outlined:

    Marrow containing Gottesman virus following:

    Curve 1:  Two courses of 10 mg/kg Taxol;
    Curve 2:  Three courses of 7 mg/kg Taxol;

    Curve 3: Three courses of 14 mg/kg Taxol;

    Marrow containing our laboratory virus following:

    Curve 4: Three courses of 14 mg/kg Taxol;
    Curve 5: Three courses of 7 mg/kg Taxol;
    Curve 6:  Two courses of 10 mg/kg Taxol;

    Marrow containing no virus following:

    Curve 7: One course of 10 mg/kg Taxol;
    Curve 8: One course of 14 mg/kg Taxol;
    Curve 9: One course of 20 mg/kg Taxol;
    Curve 10: One course of 20 mg/kg Taxol.

    The mice died following 20 and 30 mg/kg without virus.

    This data shows a faster recovery and a reduction in the degree of myelosuppression following virus when given our laboratory virus and two or three courses of Taxol at 10 and 14 mg/kg. The degree of protection given by the Gottesman virus was similar to that observed with our own laboratory virus.

D.  WORK PROPOSED

SPECIFIC AIMS 1-2: CONSTRUCTION AND DEVELOPMENT OF CLINICAL GRADE RETROVIRUSES FOR INTRODUCTION OF MDR cDNA IN A SAFETY-MODIFIED VIRUS FOR OVARIAN CANCER (PROJECT 1A)

    We are working in collaboration with Ingenex, Inc. and Targeted Genetics, Inc. of Seattle, Washington to develop these programs. We have obtained the MDR cDNA from Michael Gottesman to produce vectors which can be developed into a clinical grade reagent for testing in clinical programs for treatment of carcinomas of the breast, ovary, and trophoblastic disease of pregnancy (Projects 1B and 1C).

    We have obtained the MDR producer cell line used by Michael Gottesman and
I. Pastan in the mouse studies which he has conducted and has published (58-59). The Gottesman plasmid was digested to release the MDR fragment. The MDR-1 cDNA was then introduced into the HyTK vector from Targeted Genetics.

    The producer cell lines for the MDR-1 virus will produce titres of virus which are suitable for the transduction experiments (at least 100,000 pfu/cc) and which are replication incompetent. In order to test the potential for the virus to modify the chemotherapy sensitivity of the human target cells, we will incubate the supernatant of the virus in the presence of the CD34 cells isolated from normal individuals or individuals who do not have any evidence of involvement of the marrow with neoplastic cells. The CD34 positive cells will be isolated with CellPro columns. These cells will be subjected to transduction by the viral transduction protocol which is summarized in Table IV. This protocol has been shown by our laboratory and our collaborators to generate levels of transduction of 60% of the earlier progenitor cells (60).

    We will analyze the cells for the integration of the retrovirus by the PCR assays which are specific for the MDR cDNA. These assays will be used to identify the presence of the retroviruses in the normal cells. The PCR assay for the housekeeping sequence actin will be used as an internal control for these PCR assays. As shown in Figures 4-5, my laboratory has used these assays in combination to analyze colonies of cells which contain 40 cells (61-62). Thus, we can identify the integrants bearing the functional retroviral transgenome in the normal population.

    The functional change on the phenotype of the transduced marrow cell will be tested by the chemotherapy sensitivity assays. Dr. Michael Andreeff and Dr. Miloslav Beran will assist us with the implementation of these assays. The cells will be incubated in a concentration series of chemotherapy agents, some of which are MDR drugs, and some of which are not MDR drugs. Cells before and after transduction will be tested. The LD 50 will be determined for the cells. Colony counts will be determined for these two populations as well. Functional assays of the transduced cells will also be carried out to show the efflux of the MDR drugs is greater in the cells in which introduction of the MDR drug has occurred. FACS analysis will also be used for this analysis. Thus, the relative transduction and chemotherapy resistance of the transduced and untransduced cells will be determined. When functional resistance to MDR drugs such as Taxol is established, we will proceed to the production of the clinical grade retrovirus, as outlined in Table I for time lines for this program.

SPECIFIC AIMS 3-4: STUDY OF THE TRANSPLANTATION MODEL IN A MOUSE MODEL USING MOUSE CELLS

    The mouse model will be used by E. Hanania of my laboratory to analyze chemotherapy resistance of the marrow cells before and after transduction. Dr. Hanania is a Ph.D. who received his degree for a project focused on the use of a mouse model for characterizing molecular changes in the evolution of breast cancer. Dr. Beran has extensive experience with the mouse transplantation and chemotherapy model. Marrow cells will be isolated from mice 48 hours following administration of 5-FU. The 5-FU is administered to ablate the late myeloid precursors from the marrow and to permit the isolation of the early progenitors from the marrow. The marrow from four mice will be exposed to the supernatant of the PA317-MDR producer cell line following the protocol outlined in Table IV. The cells will then be incubated for 48 hours in non-selective medium before imposition of selection.

    The transduced cells of four 5-FU treated mice which survive 48 hours of the selection in suspension culture will be transplanted into the one mouse which has been exposed to 1100 rads of irradiation. We will sacrifice some animals at day 12 and analyze the spleen colonies for the presence of cells which are positive for the MDR retrovirus. We will explant the cells in methylcellulose assay, pick colonies at day 14 and analyze the cells by PCR assay for the presence of the MDR retrovirus. We have already evaluated our ability to transduce the cells from mouse marrow with the safety modified MDR virus.

    Mice will be treated with 5-FU to destroy the mature marrow stem cells, which will be collected from the mouse 48 hours following the exposure to the drug. The femurs and the tibia from 4 mice so treated will be removed and flushed with PBS to remove the marrow stem cells and placed immediately into DMEM and 15% fetal calf serum.

    The cells will be modified with the Gla MDR vector, into which has been placed the human MDR cDNA of Gottesman. The 5-FU treated cells will be infused into a single mouse immediately following completion of 1100 rads of TBI. The mice will be followed for hematopoietic recovery, and the appearance of the MDR cDNA and the retroviral transgenome using PCR analysis of the peripheral blood cells of the mouse, obtained by tail vein phlebotomy. In vitro selection can be used before infusion to increase the percentage of cells which are modified and expressing the retroviral transgenome, but in this event, increased numbers of cells must be collected by treating additional numbers of mice with the 5-FU. These mice will be followed immediately following hematopoietic recovery, and at three weekly intervals following transplantation, in order to determine the percentage of cells in each lineage which express the retroviral transgenome. These mice will be followed with and without administration of low dose chemotherapy so as to monitor and establish the effect of the in vivo selection with chemotherapy on the persistence of the modified cells. The doses of chemotherapy (doxorubicin), which will not ablate the transplanted marrow but will result in selection, will be determined empirically.

                              SPECIFIC AIMS 5-6:

                                  PROJECT 1B

            "DEVELOPMENT OF CLINICAL PROGRAM FOR CREMOPROTECTION OF
                    OVARIAN CANCER AND TROPHOBLASTIC TUMOR"

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ABSTRACT

    Patients with poor prognosis ovarian cancer (epithelial and germ cell disease) have been shown to have an 80% probability of relapse. In addition, the therapies available frequently have a cumulative suppressive effect on the normal early progenitor cells of the marrow. The results in longer and longer intervals between successive of chemotherapy due to reduce numbers of progenitor cells. This results in successive prolongation in the time required for hematopoietic recovery before successive cycles of chemotherapy can be administered.`A similar problem is encountered in the patients who do not respond to therapy for trophoblastic disease of pregnancy. This results in a situation in which the neoplastic population has longer and longer periods of time to recover, and the marrow stem cells have fewer and fewer numbers of cells with which to reconstitute the marrow. This prolongation of the intervals between successive cycles of chemotherapy cannot be reversed by the growth factors GMCSF or GCSF. This is due to the fact that the slow hematopoietic recovery is not due to fewer numbers of late progenitors, which are.sensitive to the late myeloid growth factors, like GMCSF, but is due to the loss of the early progenitor cells. Thus, these patients are ideal for the chemoprotective therapy. The proposed program is designed to apply safety modified retroviruses to the genetic modification of normal stem cells of patients with ovarian cancer and trophoblastic disease of pregnancy for chemoprotection.

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PROGRAM IN OVARIAN CANCER

A.  SPECIFIC AIMS:

    MDR drugs like Taxol show significant activity in refractory ovarian cancer but are dose limited by neutropenic myelosuppression.(1,2,3,4) A dose response phenomena is probably present and the drug is known to be extruded from cells by the MDR1 transporter (P-Glycoprotein). Mice transfected with MDR show a quantitative increase in MDR positive stem cells and gene copies per cell after exposure to Taxol.(20) Thus increasing the presence of MDR in a patient's stem cells may allow greater dose intensity with Taxol treatment.

        1.1 To determine the efficacy of autologous bone marrow transfected with MDR to prevent myelosuppression in patients with epithelial ovarian cancer treated with high dose Taxol.

        1.2 To assess the safety and toxicities of this therapy.

        1.3 To study the efficiency of the gene transfer to the autologous marrow.

B-C. BACKGROIUND AND PRELIMINARY DATA:

    Systemic chemotherapy yields a significant number of objective responses in patients with advanced ovarian cancer (FIGO stages III and IV). Response rates greater than 30% have been reported for the following single agents: melphalan, chlorambucil, thiotepa, cyclophosphamide, and cisplatin.(6-12) Methotrexate and adriamycin appear to have activity of a lesser degree. (13, 14) Combination chemotherapy has been reported to have increased response rates. The combination of hexamethylmelamine, cytoxan, methotrexate, and 5-fluorouracil (hexa-CAF) results in response rates of 42% to 75%. (15,16) The use of cisplatin as part of a chemotherapy combination has had significant additive effect. One investigator has reported a 67% response rate with cytoxan, hexamethylmelamine, and adriamycin. The complete response rate was 44% and median survival has not been reached at 23.5 months. (17)

         At the University of Texas M.D. Anderson Cancer Center, the combinationi of cisplatin plus melphalan has produced a remission rate of approximately 55%.(19) Complete responders had an increased survival and a small percentage of patients entered into an unmaintained-complete remission. However, some of the patients never achieve complete remission or suffer relapse. Furthermore, median survival among nonresponders and partial responders even with effective combination regimens is only 7-16 months. (15-17) Thus, there is a need to investigate chemotherapeutic agents with the aim of increasing the duration and number of complete responses.

    Carboplatin, a recently released analogue with different toxicities than its parent drug, offers an equivalent alternative to the treatment of ovarian cancer. It is also useful as a reinduction agent for prior platin resporders. However, it does not resolve the problem of refractory patients or

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significantly improve long term survival.(18-19) The problem of cisplatin or carboplatin resistant patients is particularly acute.

    Patients progressing on cisplatin therapy have median survivals of 6-8 months. Patients with macroscopic residual disease at restaging laparotomy after cisplatin based therapy have median survivals of approximately 12 months with no proven salvage therapy.(20)

    In patients who develop recurrent and/or resistant disease after cisplatin containing chemotherapy, the probability of obtaining significant therapeutic results has traditionally been quite limited.(21) Cisplatin itself has been used at high dosages (200 mg/m2 or 1 mg/kg/week) as a second- line treatment in ovarian cancer.(22-25) However, this approach has presented two relevant limitations: (a) the treatment toxicity, in particular peripheral neuropathies, has been more severe than usually seen with cisplatin, due to increased dosages and prolonged prior exposure to the compound; and (b) the efficacy has been significant only in patients who had not previously developed resistance to therapy containing cisplatin at standard doses.

    A significant antitumor activity in previously treated ovarian cancer has recently been reported with taxol. A natural product obtained from taxus brevifolia (26), the compound has had a relatively limited clinical development due to the scarcity of clinical supplies. After objective responses have been observed in patients with ovarian cancer receiving taxol during phase I clinical trials, three independent phase II studies have confirmed the single agent activity of the compound.(2,3,4) Of particular intefest, objective responses have been observed in patients who failed to respond to (or had a rapid relapse after) cisplatin containing chemotherapy. There has been no clearly established dose response relationship of Taxol. (1,27) The main toxicities of taxol are myelosuppression, neuropathy and allergic reactions. Previous trials have utilized doses of >=175 mg/m2. Analysis of patients at our institution treated at fixed doses of 135 mg/m2 reveal only 1 partial response of 33 patients. Neutropenia requiring G-CSF is still dose limiting. G-CSF lessens the duration and degree but does not eliminate neutropenia (Product Monograph).

1.0 Drug Information

    1.1 TAXOL, NSC 125973

        1.1.1. Chemistry

        Taxol is a diterpene plant product derived from Taxus brevifolia (western yew). Chemical name: Tax-ll-en-g-one, 5, 20-epoxy-1, 2, 4, 7, 10, 13 -hexahydroxy-l, 4, 10-diacetate-2-benzoate-13- (
        -phenyl-hippurate). Molecular formula: C47H51NO14. Molecular weight:
        853.9.

        1.1.2 Molecular structure:

        [diagram of molecular structure of Taxol]

        1.1.3 Mechanism of Action:

        Taxol has a unique mechanism of action in that rather than inhibiting tubulin polymerization, it markedly enhances the reaction, and microtubules formed in the presence of taxol are unusually stable. Taxal blocks cell replication in HeLa cells, mainly during mitosis.
        (13) Studies with purified microtubule protein have demonstrated that taxol promotes the assembly of tubulin into calcium-stable microtubules in vitro in the presence or absence of GTP or microtubule-associated proteins.(13,15,18) Taxol binds directly to polymerized tubulin (17,18) with saturation occurring at approximate stoichiometry with tubulin dimer concentration. These activities of taxol are in contrast to other known mitotic spindle poisons such as colchicine, podophyllotoxin, and the vinca alkaloids which inhibit microtubule formation.

        Animal Tumor Data:

        Taxol has demonstrated good antitumor activity against the murine i.p. implanted L1210 and P388 leukemias and also CX-1 colon and LX-1 lung xenografts. Taxol was not effective against the murine s.c. implanted CDF1 mammary and colon 38 carcinomas and the i.v. implanted Lewis lung carcinoma. The effect of treatment schedule on the antitumor activity of taxol was evaluated in the i.p. implanted P388 leukemia system. Neither toxicity nor activity was observed following oral daily treatment, or the i.v. single or intermittent and daily administrations. Intraperitoneal administration of several doses in one day appeared to be more effective than a single drug injection per day.(12)

        1.1.4 Animal Toxicity:

        Preclinical toxicity studies have been conducted with taxol by intraperitoneal administration in CD2F1 mice (five daily i.p doses) and by intravenous infusion in beagle dogs (single and daily i.v. doses).

        The main toxic effects of taxol were most evident in the tissues with high cell turnover: e.g. lymphatic, hematopoietic, gastrointestinal, and reproductive organs.

        Drug-related lymphoid depletion was dose-related and reversible, with the exception of mandibular lymph node inflammations (rat) and tonsillitis (dogs), which were secondary to taxol-induced immune suppression.

        Hematopoietic toxicity was evident in all 3 species, although the cell lines affected and severity varied among species. Dogs showed anemia, reticulocytopenia, thrombocytopenia, and leukopenia in the lethal and toxic dose high range. Effects at the toxic dose low and highest non-toxic dose range were minimal and readily


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The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

        reversible. All drug-related lesions reported from bone marrow evaluations were reversible.

        Considerable toxicity to the gasstrointestinal system was seen following taxol administration. Clinical sings included weight loss, bloody diarrhea, anorexia, adipsia, emesis, and mucoid stools. Histological findings in mice and rats included atypical hyperplasia in the crypts of Lieberkuhn and duadenal lesions and inflammation, all of which were reversible. In dogs, there was congestion of the ileum, cecum, and colon, chronic inflammation of the duodenum and inflammation and necrosis of the colon.

        No histological evidence of drug or vehicle-related toxicity to the central or peripheral nervous system was seen in any species. Clinical signs suggestive of central effects were noted including lethargy, tachypnea, ataxia, lacrimation, salivation, hypothermia, nystagmus, and mydriasis.

        Effects on other systems (e.g. cardiovascular, renal, and endocrine) were relatively minor, with no histological confirmation of toxicities suggested by clinical signs or clinical pathology.

        1.1.5 Human toxicology:

        Several phase I studies of taxol have been completed. Dose schedules included daily x 5 by bolus i.v. injection where MTD was 30 mg/m2/day and the dose limiting toxicity was myelosuppression, mainly neutropenia.(19) In a study of one continuous infusion i.v. schedule MTD was 200 mg/m2 and dose limiting toxicity was leukopenia.(20) A third study was discontinued at a dose of 230 mg/m2 x dl by 3 hour infusion due to occurrence of fatal anaphylactic reaction. Two other patients experienced transient allergic reaction at 190 mg/m2 dose i.v..(21) Anaphylactic reaction in 2 patients was also observed with daily x 5 i.v. schedule every 4 weeks from which they recovered.(22) These allergic reactions as well as occurrence of skin rashes are attributed to the vehicle cremaphor EL. A total of 12% of patients have experienced this side effect. None of these allergic reactions occurred in patients receiving continuous infusion i.v. schedule with the proposed premedication schedule.

        Other toxicities included alopecia, nausea, vomiting, and stomatitis.

[        ***
                                                                             ]

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The following four pages have been omitted pursuant to a request for confidential treatment. A complete copy of this exhibit containing the omitted portions has been separately filed with the Securities and Exchange Commission.

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The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

         [        ***

























                                                                             ]

F.  VERTEBRATE ANIMALS: NONE

G.  CONSOLTANTS/COLLABORATORS: NONE

H.  CONSORTIUM/CONTRACTUAL ARRANGEMENTS: NONE

I.  LITERATURE CITED:

22 Wiernick PH, et al: Phase I clinical and pharmacokinetic study of taxol. Cancer Res 47:2486, 1987.

23 McGuire WP, et al: A unique antineoplastic agent with significant activity in advanced ovarian epithelial neoplasms. Ann Intern Med 111:273, 1989.

24 Einzig AI, et al: Phase II study of taxol in patients with advanced ovarian cancer. Proc Am Assoc Clin Oncol 8:158, 1989.

25 Thigpen T, et al: Phase II trial of taxol as second-line therapy for ovarian carcinoma: a Gynecologic Oncology Group Study. Proc Am Asso Clin Oncol 9:156, 1990.

26  Sorrentino BP, Brandt S, Gottesman M, Pastan I, Bodine D, and Nienhuis AW:
    Positive election in vivo for hematopoietic cells expressing the multidrug resistance gene following retroviral mediated gene transfer. Blood Vol 78(10):191, Suppl 1, 1991.

27 Young RC: Gynecologic malignancies. IN: Cancer Chemotherapy, (ed, HM Pinedo), Elsevier, New York, Annual I, pp 340-451, 1979.

28 Piver MS, et al: Melphalan chemotherapy in advanced ovarian cancer. Obstet and Gynecol 51;352, 1978.

29 Smith MP, et al: Chemotherapy in the treatment of cancer of the ovary. Am J Obstet Gynecol 107:691, 1978.

30 Decker DG, et al: Cyclophosphamide in the treatment of ovarian cancer. Clin Obstet Gynecol 11:382, 1968.

31 Smith JP: Treatment of ovarian cancer. IN: Advances in Chemotherapy. (eds, Umezawa N) Baltimore University Park Press, Maryland, pp 493-503, 1978.

32 Parke RR, et al: Cancer of the ovary: survival studies based upon operative therapy, chemotherapy and radiotherapy. Am J Obstet Gynecol 108:878, 1970.

33 Masterson JG, et al: The role of chemotherapy in the treatment of gynecologic malignancy. Am J Obstet Gynecol 93:1102, 1965.

34 Greenspan EM: Thiotepa and methotrexate therapy of advanced ovarian cancer. J Mt Sinai Hosp. 35:52-67, 1968.

35 Bolis G, et al: Adriamycin in ovarian cancer patients resistant to cyclophosphamide. Eur J Cancer 14:1401, 1978.

36 Young R,H et al: Advanced ovarian adenocarcinoma: A prospective clinical trial of melphalan (L-PAM) vs combination chemotherapy. NEJM 299:1261, 1978.



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



37 DePalo G, et al: Prospective study with Hexa-CAF combination in ovarian carcinoma. Cancer Chemother and Pharmacol 5:157, 1981.

38 Vogel SE, et al: Cyclophosphamide, hexamethylmelamine, adriamycin, and diamminedichloroplatinum - "CHAD" vs Melphalan for advanced ovarian cancer
    - A randomized prospective trial of the eastern cooperative group. ASCO (abst. #C-548), 1981.

39 Alberts D, et al: Carboplatin in the treatment of ovarian cancer. Sem Oncol 16(5):19, 1989.

40 Kavanagh J, et al: Carboplatin in refractory epithelial ovarian cancer. Sem Oncol 16(2):1, 1989.

41 Berek J: Epithelial ovarian cancer. IN: Practical Gynecologic Oncology, (ed, J Berek and N Hacker), Williams and Wilkins, Baltimore, p. 352-55, 1989.

42 Canetta RM, et al: Developing new drugs for ovarian cancer: a challenging task in a changing reality. J Cancer Res Clin Oncol 107:111, 1984.

43 Ozols RF, et al: High-dose cisplatin in hypertonic saline in refractory ovarian cancer. J Clin Oncol 3:1246, 1985.

44 Piver MS, et al: Effective weekly cis-dichloro diammine platinum (CDDP) as third line chemotherapy in ovarian carcinoma. Proc Am Soc Clin Oncol 22:467, 1981.

45 Piver MS, et al: Cis-diammine dichloroplatinum (II): Secondline induction chemotherapy in advanced ovarian adenocarcinoma. J Surg Oncol 24:323, 1983.

46 Gershenson DM, et al: Re-treatment of patients with recurrent epithelial ovarian cancer with cisplatin-based chemotherapy. Obstet Gynecol 73:798, 1989.

47 Schiff PB, et al: Promotion of microtubule assembly in vitro by taxol. Nature 22:665, 1979.

48 Donehover RC, et al: Phase I trial of taxol in patients withadvanced cancer. Cancer Treat Rep 71:1171, 1987.

49 Young CW, et al: Hydroxyurea-induced inhibition of deoxyribonucleotide synthesis: studies in intact cells. Cancer Res 27:526, 1967.

50  Krakoff IH: Clinical and pharmacological effects of hydroxyurea. IN:
    Sartorelli AC, Johns DG (eds): Hanbuch der experimentellen Pharmakologie, Vol 38/II. Springer, Berlin, pp 789- 792, 1975.

51 Moertel CG, et al: Evaluation of hydroxyurea (NSC-32065) by parenteral infusion. Cancer Chemother Rep 49:27, 1965.


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52  Krakoff IH, et al: Phase II studies of hydroxyurea (NSC 43065) in adults:
    clinical evaluation. Cancer Chemother Rep 40:53, 1964.

53 Belt RJ, et al: Studies of hydroxyurea administered by continuous infusion. Cancer 46:455, 1980.

54 Veale D, et al: Phase I study of high-dose hydroxyurea in lung cancer. Cancer Chemother Pharmacol 21:53, 1988.

55 Dennison D, et al: Pharmacokinetics of parenteral hydroxyurea (HU) in rat and man. Proc Am Asso Cancer Res 32:383, 1990.

56 Blumenreich MS, et al: Long term hydroxyurea intravenous infusion in patients with advanced cancer: a phase I trial. Proc Am Asso Cancer Res 31:204, 1990.

57 Simon R, et al: Randomized Phase II Clinical Trials, Cancer Treat Rep 69:1375-1381, 1985.

58 Cella DF, et al: Measuring quality of life today: Methodological aspects. Oncology 4(5):29- 38, 1990.

59 Spitzer WO, et al: Measuring the quality of life of cancer patients: A concise QL-Index for use by physicians. J Chron Dis 34:585-597, 1981.

60 Simon R: Optimal two-stage designs for phase II clinical trials. Controlled Clinical Trials. 10:1-10, 1989.

61 Weiss RB, Donehower RC, Wiernik PH, et al: Hypersensitivity reactions from Taxol. J Clin Oncol 8(7):1236-1268, 1990.

62 Trump DL, Smith DC, Ellis PG, et al: Phase I trial of high dose, 24 hour continuous infusion hydroxyurea,. Proc Am Assoc Cancer Res 32:200, abst. 1193, 1991, and personal communication.

63  O'Brien Fleming: Biometrics 35:549-556, 1979.




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                              SPECIFIC AIMS 5-6:

                                  PROJECT 1C

                   CHEMOPROTECTION OF HEMATOPOIETIC CELLS BY
                       GENETIC THERAPY IN BREAST CANCER



                                     -26-




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ABSTRACT

    The project outlines a program with curative intent for cancers of the breast for development of dose intensive chemotherapy followed by infusion of involving cells which have been genetically modified so as to make them resistant to chemotherapy.

    Dose intensive chemotherapy, designed to take advantage of the steep dose-response antitumor effects of many chemotherapeutic agents, is well documented to increase the complete response rates, a prerequisite for cure of breast cancer. The challenge for the future is to optimally incorporate these principles in developing more effective, curative treatment strategies. The strategy of modifying bone marrow stem cells with mdr-1 (Project 1A) or other genes mediating resistance to chemotherapy, such as glutathione S transferase (see Project 2) may allow prolonged, outpatient dose intensive chemotherapy to improve elimination of the malignancy with little risk, toxicity or cost to the patient.




                                     -27-





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A.  SPECIFIC AIMS

    1. Utilize high dose chemotherapy with autologous bone marrow transplantation to establish hematopoiesis derived from genetically engineered bone marrow cells.

    2. Use this approach with safety modified retroviruses to transduce viruses carrying mdr-1 o glutathione S transferase into hematopoietic cells to aIlow intensive therapy of poor prognosis carcinoma of the breast.

B-C. BACKGROUND AND PRELIMINARY DATA

    Many common cancers such as leukemias, lymphoma, germ cell malignancies and cancers of the breast and ovary are sensitive to chemotherapy, yet few cases are cured with conventional dose treatment. These diseases exhibit a dose dependent response, and dose intensity over time is an important aspect of therapy (1,2). The dose of antineoplastic agents that can be administered clinically is limited by toxicity to normal tissues and bone marrow suppression is the dose limiting toxicity for most agents. Doses can be substantially escalated to more effective levels if followed by transplantation of normal hematopoietic cells, collected either from the bone marrow or peripheral blood, rescuing the patient from severe and prolonged myelosuppression (2). This method to produce dose intensity is limited, however, to administradon of one or two courses of treatment which may not be sufficient to eradicate the malignancy.

    An innovative approach to improve dose intensity would be to induce drug resistance in the normal bone marrow to reduce myelosuppression and allow prolonged treatment with higher dose chemotherapy. Many drug resistance mechanisms have been described in vitro, based mostly on the studies using cultured tumor cells. Different mechanisms of resistance may develop, depending upon prior exposure to antitumor agents, type of experimental cell culture system and culture conditions. In clinical situations, the mechanisms of drug resistance are more difficult to define. The mechanisms found in cultured cells may not be operative in vivo. Recent success in molecular cloning of multidrug-resistance (mdr) genes encoding a group of 170- to 190-kD membrane protein termed P-glycoproteins or multidrug transporters has revealed a mechanism for detoxifying a wide spectrum of natural products, including plant alkaloids (vincristine vinblastine), antibiotics (doxorubicin and actinomycin) and epipodophyllotoxins (teniposide and etoposide). It is currently believed that P-gp function as efflux pumps by expelling these cytotoxic substance, thereby reducing the intracellular drug concentrations to sublethal levels (for reviews, see 49,50). In animal cells, overexpression of P-gp via a variety of mechanisms including gene amplification and/or transcriptional activation resulted in the development of the multidrug resistance phenotype. In humans, there are two MDR genes, MDRl (51) and MDR2
(52). Transfection experiments using cDNA linked to expression vectors demonstrated that only MDR1 can confer MDR phenotype in otherwise drug sensitive cells; whereas MDR2 can not. These results suggest a diverse role of MDR gene family. Using monoclonal antibody C219 which recognizes both MDR1 and MDR2 gene products in immunohistochemical study, we previously analyzed the expression of P-gp in sample from 48 patients with locally advanced breast cancer P-gp was not expressed in eight tumor specimens obtained at the time of diagnosis, prior to chemotherapy. The percentage of the tumor


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The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

cell population expressing P-gp varied from <5% to >30%; expression was observed significantly more often in tumors that showed less than partial response to the preoperative chemotherapy (53).

    Thus, the program in marrow chemoprotection is one which impacts on the other two areas of suppression of the transformed phenotype and immunoenhancement. What is the evidence that chemoprotection will work? Pastan, Gottesman and their colleagues have reported that transgenic mice overexpressing the human MDR1 cDNA, which codes for the 107 kDa glycoprotein which codes for a drug efflux pump in the plasma membrane of cells, exhibit normal patterns of hematopoiesis, expression of levels of MDR glycoprotein which are 3-fold higher than most MDR resistant fresh tumor cells or tumor cell lines, and exhibit a 10-fold increase in the resistance of hematopoietic cells to drugs like Taxol (1-4). Retroviral vectors have also been used to infect mammalian cells and in populations selected by FACS for the modified cells, the resistance to MDR drugs increased up to 26-fold (5). It is clear, however, that in vivo or in vitro selection is necessary following retroviral transduction to maintain the resistant phenotype in mammalian cells. Several mouse and large animal model studies have also been recently reported (6-8), which document the feasibility of introduction of resistance genes into human marrow.

    Clinical trials of chemoprotection have been proposed in carcinomas of the breast and ovary. It is clear, from published studies, that the human MDR1 is not naturally expressed in normal breast or ovarian tissue, and that all of the fresh specimens of breast or ovarian cancer do not exhibit elevated levels of MDR providing they were not previously exposed to chemotherapy (9-11). The levels of MDR in ovarian and breast cancers following therapy in the advanced disease setting are elevated by 2 to 3-fold. Thus, the introduction of MDR1 into the normal hematopoietic cells of patients with poor prognosis disease, would make possible the testing of therapeutic questions that would not be possible with drugs like Taxol. [ ***

                                                                      ] In our
institutional experience (12-13) and that of others, the toxicity of Taxol is primarily myelosuppression. The clinical programs proposed for breast, ovary and a third model, trophoblastic disease of pregnancy, are summarized in detail in Project 1. The presence of marrow contamination with neoplastic cells, which is a problem with breast cancer, is not a significant risk in ovary or trophoblastic disease. The technical details of this program, including marrow purging before retroviral transduction, will be dealt with in Project 1.

    Studies conducted at MD Anderson and elsewhere in patients with leukemia, lymphoma, metastatic breast cancer and ovarian cancer have documented that high dose combination chemotherapy and autologous bone marrow transplantation results in a higher complete response rates compared to standard dose treatment and a fraction of patients surviving disease free beyond 5 years (3-9). The most effective regimens have included combinations of agents primarily limited by myelosuppression such as cyclophosphamide, melphalan, carmustine, thiotepa, busulfan or


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The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

 carboplatin.  [           ***
                  ] The toxic effect of other drugs, such as Taxol and doxorubicin, will be educed by introduction of MDR-1. We propose to use high dose chemotherapy with autologous bone marrow transplantation to induce major antitumor cytoreduction as well as a method to introduce autologous bone marrow cells transduced with MDR-1 retrovirus [ ***
               ] to produce hematopoietic resistance to many chemotherapeutic agents and allow continued higher dose chemotherapy.

Hematopoietic Growth Factors to Accelerate Hematopoietic Regeneration

    The proliferation, differentiation and function of hematopoietic cells is regulated by a complex family of glycoprotein hormones, collectively described as hematopoietic growth factors. These factors regulate a hierarchy of stem cells and progenitors (12,13). Granulocyte colony- stimulating factor (G-CSF) and granulocyte-macrophage colony-stimulating factor (GM-CSF) have been extensively studied to accelerate hematopoietic recovery of hematopoiesis after high dose chemotherapy alone or with autologous marrow transplantation. Granulocyte recovery is significantly accelerated with each factor (14-18). Erythrocyte and platelet recovery is unaffected by G-CSF and GM-CSF treatment. Interleukin-6 appears promising to enhance thrombopoiesis and exhibits synergism with many other hematopoietic growth factors on other lineages. Interleukin-3 is a multipotential hematopoietic growth factor which has recently been evaluated in clinical trials. IL-3 affects early and intermediate myeloid progenitors (12). Treatment with this agent produces only modest increases in circulating granulocytes and platelets (19,20). There is a synergistic interaction, however, with IL-3 and GM-CSF leading to a marked granulocytosis and importantly, a marked increase in the level of circulating progenitors (21,22). Treatment with a synergistic combination of hematopoietic growth factors after Taxol, anthrocyclines or other chemotherapy affected by mdr-1 may enhance the selective growth of mdr-1 transfected hematopoietic cells.

Minimal Residual Disease

    In this project, a patient's bone marrow is collected, transfected with mdr-1, cryopreserved, and later reinfused after high dose chemotherapy treatment. A limitation in this approach is the possible involvement of the bone marrow by the malignancy. Breast cancer, for example, frequently involves the bone marrow. Standard diagnostic techniques are relatively insensitive to identify bone marrow metastases. More sensitive assays have been proposed including cell culture techniques, monoclonal antibody based immunofluorescence or immunohistochemistry (23-29). The recent development of molecular methods using polymerase chain reaction may allow more sensitive detection of subclinical disease. This has been successfully employed for detection of minimal residual disease in leukemias and lymphomas (30). Peterson et al have recently employed a PCR technique for mucin gene expression for detection of occult breast cancer cells in the marrow (31).

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In this project we will apply this approach to evaluating marrow involvement both for prognosis and for assessment of bone marrow purging techniques.

    Using monoclonal antibodies directed at cell surface antigens of breast cancer cells and flow cytometry or immunoperoxidase techniques, many patients with newly diagnosed clinically stage II breast cancer can be shown to have occult bone marrow involvement; this finding was associated with a relatively poor prognosis and a short disease free interval (31,32). Several investigators have reported a high incidence of occult bone marrow involvement by metastatic breast cancer in patients with histologically normal bone marrow biopsies. Up to 28 % of patients with normal marrow biopsies by light microscopy were positive by immuno-cytochemical methods. Other studies reported that in 40-57% of similar patients, tumor cells can be grown in tissue culture (27).

Purging and Stem Cell Selection

    The clinical implications of occult bone marrow involvement on the risk of breast cancer relapse following autologous marrow or peripheral blood cell transplantation is unknown, but malignant cells capable of forming marrow metastases may be able to reestablish the malignancy following reinfusion with the autologous marrow. If drug resistance genes are to be transfected into marrow, it is critical that malignant cells not be present.

    Recent advances in technology may make it possible to eliminate malignant cells from the autologous marrow/stem cell product. A number of methods have been proposed, to eliminate or "purge" malignant cells, including treatment with antitumor monoclonal antibodies, antibody-toxin conjugates, chemotherapy or physical techniques (33-36). These techniques are capable of a 99 - 99.9% reduction of target cells (two to three logs), but this degree of depletion is likely insufficient to completely eliminate all malignant cells.

    An alternative method is to positively select hematopoietic stem cells. CD34 positive cells represent < 1% of the bone marrow but encompass progenitors capable of reconstituting hematopoiesis (37). These cells can be selectively separated from the remaining marrow by reactivity with a biotinylated anti-CD34 monoclonal antibody and adherence to a avidin column, immunomagnetic separation or by panning (37,38). Each of these methods yields approximately 1% of the starting cell number, but collecting > 60% of CD34 positive cells. We will be collaborating with CellPro, Inc. to implement this CD34 selection (see letter). One problem is nonspecific contamination by CD34-negative cells, which constitute approximately 35-50% of the final product. This procedure results in approximately a 2 log reduction of malignant cells. Combination of positive selection of CD34 positive cells with negative depletion of malignant cells would be expected to have an additive effect. In addition, the reduction in cell number associated with the positive selection of stem cells may allow a more effective depletion step because of the lower number of cells. In this project, we will assess the degree of bone marrow involvement in patients with early and advanced breast an ovarian cancer, evaluate methods for marrow purging using immunomagnetic separation, and assess the effect of positive selection of stem cells and purging on the elimination of malignant cells from the bone marrow.

The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

D.       WORK PROPOSED

         The clinical implementation of the work will not take place until all of the purging risks have been resolved and the regulatory approvals outlined in Table I have been obtained. We propose to utilize high dose chemotherapy and autologous bone marrow transplantation as a means to both produce major anti-tumor cytoreduction and reestablish hematopoiesis with mdr-l transfected bone marrow to allow continued escalated dose treatment with mdr-l susceptible drugs. [ ***


                  ]

    Patients with selected malignancies including breast cancer, will have bone marrow collected while in a minimal disease state (bone marrow in clinical remission). The marrow will be processed by positive selection of CD34 positive cells followed by a negative depletion of malignant cells using immunomagnetic separation. The residual cells will be assessed by flow cytometry, FISH and molecular studies for residual malignant cells.

    The stem cell enriched purged bone marrow will then be transduced with....
mdr-l safety modified retroviruses, as described in Project 1A. The frequency of transduction will be determined.

    For preparing probes for MDRI/MDR2, we (Kuo et al) have subcloned a 174 base pair Bst Xl/AccI fragment from human MDR1 cDNA (nucleotide coordination 1594 to 1768 from the translation start site into the EcoRI and AccI site of pGEM (Promega) vector). Antisense RNA probe will be prepared using SP6 RNA polymerase. Because a 65-nt sequence in the MDR2 cDNA was identical to a sequence in this fragment, this probe can simultaneously detect both MDRI and MDR2 transcripts, yielding protected fragments of 174- and 65-nt, respectively.

         [        ***




  ]

Clinical trials of dose intensive chemotherapy for breast cancer.

    Approximately 200 patients per year receive dose intensive chemotherapy with autologous bone marrow transplantation at the MD Anderson Cancer Center, including 80 for patients with breast and ovarian cancers.

Quantitative PCR assay for Breast Cancer Cells

    The tremendous sensitivity of the PCR method permit a detection of mRNA levels probably at the levels of a few copies in 100 - 1000 cells. Concerns about its quantitation have been addressed by the recent developments with this technique. Noonan et al (67) and Murphy et al (68) reported that PCR can be both sensitive (qualitative) and quantitative in the detection of MDR mRNA in various tumor samples and in MDR cell lines in which different levels of mRNA are present. Accurate quantitative were demonstrated in an exponential range determined by fixed number of cycles on serial dilutions of thee RNA reverse transcription (cDNA) products or performing the reaction with a varying number of cycles on a fixed quantity of cDNA. Normalization of the results can be achieved by independent amplification of a control gene, e.g., b2-microglobulin. Quantitative PCR method is particularly useful for detecting expression of MDR gene in breast cancer because of its low level of expression. We feel that the method should be applicable for detection of thymidylate synthetase and GST-pi mRNA.

    Complementary DNA will be synthesized from RNA by Moloney murine leukemia virus reverse transcriptase (Bethesda Research Laboratories). PCR will be carried out with cDNA derived from 50 ng of RNA according to the method described by Noonan et al. (67) using AmpliTaq reaction kit purchased from Perkin-Elmer/Cetus. Paired amplimers used for amplification of MDR1. GST-pi and thymidylate synthetase will be synthesized separately using the flanking sequences to the 5' side and 3' (complementary sequence) of the restriction sites used in the preparations of antisense RNA. Each pair of amplimers will be tested individually. PCR reactions will be carried out using [-32P] dCTP in the triplicated reaction mixtures. PCR products will be separated on 12% polyacrylamide gels and stained with ethidium bromide. Bands corresponding to each specific PCR product will be excised from the gels and the amount of incorporated radioactivity will be determined by scintillation counting. Quantitative PCR will be established using positive controls with known levels of MDR mRNA and negative controls in which Escherichia coli tRNA will be used. Once Successful quantitative PCR for each gene product is established, we will include all three paired amplimers in the same reaction mixture to establish a simultaneous detection for all the three gene transcripts. The PCR products for the three mRNA have distinct sizes and can be separated by the same gel system and quantified.

Assessment of minimal residual disease in the bone marrow

    We propose to develop methodology to detect minimal metastatic involvement in the bone marrow using both immunofluoreseence directed against mucin, cytokeratins or other breast cancer cell surface proteins not shared by normal bone marrow cells as well as molecular detection of mucin gene transcripts.

    A number of monoclonal antibodies to breast cancer cells and oligonucleotide probes to the mucin gene are available. The sensitivity and specificity of these techniques for detection of minimal residual disease will be assessed. This data will be used to evaluate the incidence and clinical importance of subclinical bone marrow involvement in patients with localized disease before and after surgery and adjuvant chemotherapy as well as patients with metastatic breast cancer, including patients receiving bone marrow transplantation. The presence of marrow involvement by these techniques will be assessed as a prognostic factor for response and duradon of response. In preliminary studies, approximately 30% of newly diagnosed patients with stage I and II breast cancer have marrow involvement detected by immunoperoxidase with anti-cytokeratin antibodies. In this project we will also develop methodology using anti breast cancer monoelonal antibodies and immunomagnetic separation to deplete breast cancer cells from normal bone marrow and to quantitatively assess the efficacy of this approach for ex vivo elimination of breast cancer cells from autologous bone marrow.

    We also propose to evaluate minimal residual disease in bone marrow using oligonucleotide probes to the mucin gene and the polymerase chain reaction. Breast mucin is a highly glycosylated large molecular weight protein present in breast epithelium and virtually all breast eaneers (69), but absent from the normal bone marrow. The cDNA sequence for the core protein of breast mucin has recently been determined and has revealed it to be composed of an extended series of 20 amino acid tandem repeats (40 to 80) flanked by 3' and 5' unique sequences. Jerry Peterson, Ph.D., a collaborator on this project (see letter), synthesized primers for the PCR reaction which would that would amplify a region of the unique sequence contained by introns. The down stream primer overlapped an mRNA splice region so that no amplification of contaminating DNA would occur. Using a reverse transcriptasePCR technique and oligonucleotide primers for the unique sequence just 3' from the tandem repeat of the breast mucin mRNA, as little as 50 pg of RNA from MCF-7 or other breast cancer eell lines can be detected equivalent to approximately 3 cells. This technique was positive for 5 of 5 breast cancer cell lines, but not in two lymphoblastoid lines or in 7 normal bone marrows (31). Work is in progress to define the limit of detection for breast cancer cells in normal marrow, but we anticipate it will be approximately one in 100,000 cells. In order to use this approach to quantify the level of bone marrow involvement by tumor cells, and the effectiveness of bone marrow purging techniques, a competitive PCR procedure will be employed. This involves cloning the sequence to be amplified into a plasmid from a genomic clone containing an intron, or alternatively, a restriction site can be introduced into the sequence to distinguish the competing DNA from the specific sequence. In order to use this approach to quantify the level of bone marrow involvement by tumor cells, and the effectiveness of bone marrow purging, techniques, a competitive PCR technique will be employed. This involves cloning the sequence to be amplified into a plasmid from a genomic clone containing an intron, or alternatively, a restriction site can be introduced into the sequence to distinguish the competing DNA from the specific sequence. This competing DNA sequence is amplified by the same primers, but yields a different sized fragment(s). The competitor is added in different amounts to the PCR reaction mixture. The samples are analyzed by gel electrophoresis and the relative amounts of the amplified specific and competing sequence are determined. The concentration of the competitor which results in both bands being equal is considered to be the concentration of the specific mRNA.

    This technique will be studied for its sensitivity and specificity to identify breast cancer cells within normal marrow and peripheral blood stem cell collections. Normal marrows will be spiked with cells from breast cancer cells lines and fresh tumor cells to assess the limits of detection. It is likely that there will be some variability between tumors related to the level of expression of mucin. This approach promises to be considerably more sensitive than nonmolecular methods. We will directly compare the sensitivity of this PCR based approach and its quantitative assessment with immunohistochemistry and immunofluorescent methods on the same specimens. Subsequently fresh bone marrow aspiration and biopsy specimens from patients with breast cancer will be analyzed and results correlated with routine histology, immunocytochemistry (8) and clonogenic assay (27).

    Bone marrow samples from patients with stage one and two disease at diagnosis as well as metastatic disease eligible for bone marrow transplantation will be assessed for occult marrow involvement by flow cytometry using a panel of anti breast cancer reactive antibodies and the for mucin gene expression by this PCR technique. These assays will be used to evaluate the presence of contaminating malignant cells in the bone marrow harvests and peripheral blood progenitor collections used for transplantation, and to assess the efficacy of the stem cell selection and purging procedures to be studied to eliminate breast cancer from the hematopoietic cell infusions. We will validate this detection by sorting the rare breast tumor cells detected by flow cytometry and confirm their genotype by PCR.

Development of bone marrow purging and stem cell selection to eliminate breast cancer cells from normal hematopoietic cells for autologous transplantation

    As an approach to transplant marrow or peripheral blood progenitors free of contaminating malignant cells we will initially isolate CD34-positive cells using the avidin-biotin column separation procedure described by Berenson et al (38) whose company is participating with us (see letter). In brief, bone marrow or peripheral blood buffy coat cells are incubated with biotinylated anti CD34 monoclonal antibody and passed through an avidin column (Cell Pro, Inc., Seattle WA) (see end for letter of collaboration). The adherent CD34 positive cells are released by agitation and collected. This results in a yield of approximately 1% of the starting cell number including > 60% of the CD34-positive cells. The efficacy of the system to deplete malignant cells from normal marrow will be studied by spiking normal marrow samples with various numbers of breast cancer cells and assessed for residual cancer cell involvement of the separated CD34 positive cells. Marrow and peripheral blood collections intended for transplantation will be processed in using this technique; assuming > 106 CD34-positive cells/kg are collected, these cells will be used as a source of hematopoietic progenitors for autologous transplantation. The pre and post processed collections will be studied as described above for contamination by malignant cells.

    It is likely that the stem cell selection procedure will reduce, but not totally eliminate malignant cells from the nonnal hematopoietic cells. As a subsequent step, we study several methods for further depletion of breast cancer cells. We will initially evaluate the efficacy of purging using anti-mucin and other anti-breast cancer monoclonal antibodies with immunomagnetic separation to selectively deplete breast cancer cells from normal bone marrow and assess the efficacy of this approach for ex vivo elimination of breast cancer cells from autologous bone marrow. In brief, normal marrow or the CD34-positive cell fraction will be spiked with varying numbers of breast cancer cells or clonogenic breast cancer cell lines and treated with the immunotoxin in concentrations ranging from 10-6 to 10-2 M, as descubed in project 4. Recovery of normal hematopoietic colonies CFU-GM vs. breast cancer cells and colonies will be assessed.

    Immunomagnetic separation will be studied as an alternative approach for depleting malignant cells. A number of monoclonal antibodies reactive with breast cancer cells will be screened for reactivity against a large number of primary tumors and tumor metastatic to the marrow using immunohistology and flow cytometry. Candidate antibodies will be uniformly reactive with the breast cancer cells within a given patient and reactive with breast cancer cells from > 90% of samples. The antibody Bre3 (52) a murine monoclonal IgG1 antibody reactive with a mucin-like glycoprotein complex, a characteristic cell surface antigen present on breast cancer cells will be initially studied. Four other anti mucin antibodies are also available. These antibodies will be tested for ex vivo depletion of clonogenic breast cancer cells and cell lines using immunomagnetic separation (70). This immunomagnetic separation procedure is presently used in our program for purging lymphoid malignancies and is capable of a 2 to 4 log reduction of tumor cells depending on the model system. Monoclonal antibodies reactive with breast carcinoma cells which do not bind to normal bone marrow will be utilized. Percoll separated bone marrow cells (1 x 108/ml) are incubated with monoclonal antibody in various doses on ice for 30 minutes and washed. The cells are resuspended with Dynal immunomagnetic beads conjugated with goat anti-mouse antibody (30 Beads/cell). The suspension is gently rocked at 4(degree)C. for 30 minutes and passed through the magnetic separation column. The targeted tumor cells bound by the anti-breast cancer antibody are bound to the beads and are separated in the magnetic field. The residual breast cancer cells will be assessed by immunofluorescence, clonogenic assay and the PCR technique.

    Recovery of normal hematopoietic progenitors (CFU-GM) will also be assessed. As a model, clonogenic breast cancer cell lines or fresh breast cancer cells (ideally from marrow or a malignant effusion) will be spiked in various doses into irradiated human marrow with the resulting depletion assessed by clonogenic assay of the cells pre and post separation. Alternative antibodies, alone and in combination will also be studied and conditions will be adjusted to optimize the depletion results.

    The techniques which are most successful in eliminating the malignant cells without toxicity to normal hematopoietic elements in vitro will subsequently be integrated into the MD Anderson clinical program for autologous bone marrow and peripheral blood cell transplantation.

Development of Therapeutic Model for Chemoprotection in Breast Cancer:

    This program will not be initiated until the retrovirus producer cell lines undergo the analysis outlined in Tables I and the regulatory review outlined in Table II and Figure 1.

    First, marrow will be taken from advanced disease patients and purged so as to remove all breast cancer cells by the methods summarized above. PCR for mucin mRNA will be used to determine if the marrow is devoid of breast cancer cells. If that assay is negative, the cells will be

The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

transduced and infused following intensive preparative therapy
(cyclophosphamide, BCNU and thiotepa. We will have an unmodified marrow as backup containing 2x108 nucleated cells/kg).

    Following hematopoietic recovery of an autologous transplant, patients are usually very sensitive to receive chemotherapy for maintenance although they exhibit impressive responses with the intensive therapy. The transduction of the autologous cells before transplant is designed to make the patient's marrow more tolerant of maintenance therapy. The presence of MDR-I modified cells may permit one to deliver intensive doses of drugs like Taxol, or the combination of Doxorubicin and Velban, all MDR drugs. The delivery of cyclical therapy over many months may permit one to eradicate the minimal residual disease which is left after transplant. If this program is successful, we may attempt to use MDR-1 genetically-modified cells or infusion in the adjuvant setting in poor prognosis patients (greater than 10 nodes positive at diagnosis) to support the delivery of multiple cycles of intensive adjuvant cyclical chemotherapy. The delivery of intensive consolidation (cyclophosphamide, BCNU and Thiotepa) following initial regional therapy (e.g. surgery or radiation) for poor prognosis patients followed by the extension of maintenance therapy (Doxorubicin, Velban, or Taxol) over time in the minimal residual disease setting may also alter the relapse frequency of poor prognosis patients after initial therapy. The patients will be followed after infusion of modified cells to evaluate the persistence of the modified cells, using the PCR and FACS sorting, and functional assays for MDR outlined in Core C and above in this project following the outline of assays summarized in Table III. A major risk is introduction of the MDR virus in breast cancer cells which are beneath the level of detection of the PCR. However, this level will be less than 1/1000,000. It is possible that most patients have much higher levels than this before the purging in advanced disease patients. We will be able to desect this if it occurs but it is unlikely that this will be clinically significant as most relapses occur in extramedullary sites.

[        ***













                                                                             ]

The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

[        ***


























                                                                             ]

F.  VERTEBRATE ANIMALS: NONE

G.  CONSULTANTS/COLLABORATORS: NONE

H.  CONSORTIUM/CONTRACTUAL ARRANGEMENTS: NONE

I.  LITERATURE CITED:

1   Hryniuk WM. Integrating the concept of dose intensity into a strategy for
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    1990;354B:93-101.

2   Frei E, III, Antman K, Teicher B, Eder P, Schnipper L. Bone marrow
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4   Hortobagyi GN, Dunphy F, Buzdar AU, Spitzer G. Dose intensity studies in
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5   Dunphy FR, Spitzer G, Buzdar AU, et al. Treatment of estrogen receptor
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6   Wallerstein R, Jr., Spitzer G, Dunphy F, et al. A phase II study of
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11  Neidhart JA, Kohler W, Stidley C, et al. Phase I study of repeated cycles
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                                     -39-

15  Sheridan WP, Morstyn G, Wolf M, et al. Granulocyte colony-stimulating
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16  Taylor KM, Jagannath S, Spitzer G, et al. Recombinant human granulocyte
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17  Haas R, Ho AD, Bredthauer U, et al. Successful autologous transplantation
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18  Peters WP. Use of cytokines during prolonged neutropenia associated with
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20  Ganser A, Lindemann A, Seipelt G, et al. Effects of human interleukin-3 in
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23  Redding WH, Monaghean P, Imrie SF, et al. Detection of micrometastasis in
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25  Giai M, Natoli C, Sismondi P, et al. Bone marrow micrometastases detected
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26  Mann SL, Joshi SS, Weisenburger DD, et al: Detection of tumor cells in
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                                     -40-

27  Vaughn WP, Mann SL, Garvey J, et al: Breast Cancer detected in cell
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28  Molino A, Colombatti M, Bonetti F, et al. A comparative analysis of three
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29  Joshi SS, Novak DJ, Messbarger L, Maitreyan V, Weisenburger DD, Sharp JG.
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30  Sawyers CL, Timson L, Kawasaki ES, Clark SS, Witte ON, Champlin R.
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31  Peterson JA, Laricca D, Patzer D, Ceriani RL. Detection fo breast tumor
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31  Mansi JL, Berger U, McDonnell T, et al. The fate of bone marrow
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32  Cote RJ, Rosen PP, Lesser ML, Old LJ, Osborne MP. Prediction of early
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33  Bjorn MJ, Manger R, Sivam G, Morgan AC,Jr., Torok-Storb B. Selective
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34  Shpall EJ, Bast RC, Joines WT, et al. Immunomagnetic purging of breast
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35  Vredenburgh JJ, Simpson W, Memoli VA, Ball ED. Reactivity of anti-CD15
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36  O'Briant KC, Shpall EJ, Houston LL, Peters WP, Bast RC, Jr.. Elimination
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                                     -41-

37  Civin CI, Strauss LC, Fackler MJ, Trischmann TM, Wiley JM, Loken MR.
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38  Berenson RJ, Bensinger Wl, Hill RS, et al. Engraftment after infusion of
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39  Juttner CA, To LB, Haylock DN, Dyson PG: Peripheral blood stem cell
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40  Kessinger A, Armitage JO: The evolving role of autologous peripheral stem
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41  To LB, Shepperd KM, Haylock DN, et al. Single high doses of
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42  Socinski MA, Elias A, Schnipper L, Cannistra SA, Antman KH, Grimn JD.
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43  Siena S, Bregni M, Brando B, Ravagnani F, Bonadonna G, Gianni AM:
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44  Siena S, Bregni M, Brando B, et al. Flow cytometry for clinical estimation
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45  Moss TJ, Sanders DG, Lasky LC, Bostrom B: Contamination of peripheral
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46  Bender JG, Unverzagt KL, Walker DE, et al. Identification and comparison
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                                     -42-

50  Juranka, P. F., Zastawny, R. L., and Ling, V. P-glycoprotein:
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51  Chen, C. J., Chin, J. E., Ueda, K., Clark, D. P., Pastan, I., and
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52  Van der Bliek, A. M., Kooiman, P. M., Schneider, C., and Borst, P.
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53  Ro, J., Sahin, A., R, J.Y., Fritsche, H., Horfobagyi, G., and Blick, M.
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    21 :787-791, 1990.

54 Milckisch, G., Licht, T., Merlino, G., Gottesman, M., and Pastan, I. Cancer Res. 51:5417, 1991.

55 Galski, H., Sullivan, M., Willingham, M., Chin, K.V., Gottesman, M., Pastan, I., and Merlino, G. Mol. Cell. Biol. 9:4357, 1989.

56 Mickisch, G., Merlino, G., Galski, H., Gottesman, M., and Pastan, I. Proc. Natl. Acad. Sci. U.S.A. 88:549, 1991.

57 Pastan, I., Gottesman, M., Neda, K., Lovelace, E., Rutherford, A.V., and Willingham, M.C. Proc. Natl. Acad. Sci. U.S.A. 85:4486, 1988.

58 Choi, K., Frammel, T., Stern, R., Perez, C., Kriegler, M., Tsuruo, T., and Roninson, I. Proc. Natl. Acad. Sci. U.S.A. U.S.A.88:7386, 1991.

59  Bodine, D. UCLA Conference on Genetic Therapy, Copper Mountain, Colorado,
    1992.

60  Bank, A. UCLA Conference on Genetic Therapy, Copper Mountain, Colorado,
    1992.

61  Storb, R. UCLA Conference on Genetic Therapy, Copper Mountain, Colorado,
    1992.

62 Young, R.C. In: Principles and Practice of Gynecologic Oncology. Hopkins, W., Perez, C., and Young, R.C. (Eds), J.B. Lippincott Company, Philadelphia, PA, 1992, p. 339.

63 Bourkis, J., Goldstein, L.J., Riou, G., Pastan, I., Gottesman, M., and Benard, J. Cancer Res. 49:5062, 1989.

64 Buzdar, A., Hortobagyi, G., Kau, S., Smith, T., Frischini, G., Holmes, F., Gottesman, J., Hug, V., Singletary, S., Ames, F., and McNeese. J. Clin. Oncol., In press, 1992.

65 Holmes, F., Walters, R., Theriault, R., Farman, A., Newton, L., Raber, M., Buzdar, A., Frye, D., and Hortobagyi, G. JNCI 83:1797, 1991.

66 McGuire, W.P., Rowinsky, E., Rosenbein, N., Grumbine, F., Ettinger, D., Armstrong, D., and Donebower, R. Ann. Int. Med. 111:273, 1989.

67 Yau JC, Reading CL, Thomas MW, et al. Purging of T-lymphocytes with magnetic affinity colloid. Exp Hematol. 1990;18:219-222.

68 Reading CL, Thomas MW, Hickey CM, et al. Magnetic affinity colloid (mac) cell separation of leukemia cells from autologous bone marrow aspirates. Leuk Res. 1987; 11: 1067-1077.

69 Champlin R, Ho W, Gajewski J, et al. Selective depletion of CD8+ T lymphocytes for prevention of graft-versus-host disease after allogeneic bone marrow transplantation. Blood. 1990;76:418-423.

70 Teeter LD, Becker FF, Chisari FV, Li D and Kuo MT. Overexpression of the multidrug resistance gene mdr3 in spontaneous and chemically induced mouse hepatocellular carcinomas. Mol. Cell. Biol. 10:5728-5735, 1990.

71 Peterson JA, Zava DT, Duwe AK, Blank EW, Battifora H, Ceriani RL. Biochemical and histological characterization of antigens preferentially expressed on the surface and cytoplasm of breast carcinoma cells identified by monoclonal antibodies against the human milk fat globule. Hybridoma 1990 9:221-235.

72 Kemshead JT, Heath L, Gibson FM, et al. Magnetic microspheres and monoclonal antibodies for the depletion of neuroblastoma cess from bone marrow. Experience, inprovements and observations. Br J Cancer. 1986;54:771-778.

The following seven pages have been omitted pursuant to a request for confidential treatment. A complete copy of this exhibit containing the omitted portions has been separately filed with the Securities and Exchange Commission.

Table II

EVALUATION OF RETROVIRAL SUPERNATANTS

------------------------------------------------------------------------------
                                    TYPE OF ASSAY         YEAR  YEAR  YEAR YEAR
------------------------------------------------------------------------------
                                                           1     2     3     4
NORMAL LEVEL OF EXPRESSION OF       LOW OR ABSENT IN       X     X
TRANSGENOME                         MATURE MYELOID
                                    CELLS

MINIMAL LEVEL OF EXPRESSION         SUFFICIENT TO          X     X
REQUIRED                            INCREASE RESISTANCE
                                    10-FOLD
MAXIMAL LEVEL OF EXPRESSION TO      UNKNOWN                X     X
BE OBTAINED

CONSEQUENTS OF OVEREXPRESSION       UNKNOWN                X     X
AND INAPPROPRIATE SPECIFICITY

ABSENCE OF HELPER VIRUS             S+V LOCUS ASSAY;       X     X
                                    NIH3T3 AMPLIFICATION
                                    ASSAY + ELUTION
                                    MICROSCOPY
ABSENCE OF INFECTIOUS AGENTS        CULTURE                X     X
(BACTERIA, MYCOPLASMA, VIRUS)

TOXIC EFFECT OF VIRUS               MOUSE ASSAY            X     X
(EXTRANEOUS TOXIN TEST)
ENDOTOXIN ASSAY

ANALYSIS OF STRUCTURE OF            SOUTHERN PCR           X     X
RETROVIRAL TRANSGENOME (IS
RETROVIRUS INTACT IN PRODUCER
CELL LINE?; IS THERE A SINGLE
COPY?)

PROPERTIES OF VIRUS:

TRANSDUCTION FREQUENCY;             10-60% CHEMO-          X     X
BIOLOGICAL EFFECT OF THE VECTOR     RESISTANCE
TRANSDUCTION

EVIDENCE FOR DESIRED PHENOTYPIC     CHEMORESISTANCE        X     X     X
CHANGE AFTER TRANSDUCTION

ANIMAL MODEL DATA FOR EFFICACY      REDUCTION OF           X     X     X
                                    MYELOSUPPRESSION
------------------------------------------------------------------------------

The following four pages have been omitted pursuant to a request for confidential treatment. A complete copy of this exhibit containing the omitted portions has been separately filed with the Securities and Exchange Commission.

                                   Figure 3


                       Analysis of Chemotherapy Indcued
                        Myalosuppression in BALB/c Mice

                                   Figure 4


                              ANALYSIS OF NEO AND

                                BCR-ABL BY PCR

                                   Figure 5

                                PCR OF COLONIES

The following six pages have been omitted pursuant to a request for confidential treatment. A complete copy of this exhibit containing the omitted portions has been separately filed with the Securities and Exchange Commission.

                                  EXHIBIT II

                               LICENSE AGREEMENT

        This License Agreement (hereinafter referred to as the "License Agreement"), effective as of the [DAY] of [MONTH], 1992 is by and between the BOARD OF REGENTS ("BOARD") OF THE UNIVERSITY OF TEXAS SYSTEM ("SYSTEM"), an agency of the State of Texas whose address is 201 West 7th Street, Austin, Texas 78701, THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER ("UNIVERSITY"), a component institution of SYSTEM, and INGENEX, INC., a corporation duly organized and existing under the laws of the State of California and having a principal place of business at 400 Oyster Point Road, Suite #315, San Francisco, California 94080 ("LICENSEE").

        WHEREAS, BOARD is the owner of U.S. Patent Application
Serial No. _________________________, filed _____________________________
hereinafter referred to as "the initial application", which is based on inventions and confidential information relating to the Research Program, and particularly relating to the invention of a genetically engineered retroviral pharmaceutical reagent incorporating LICENSEE'S MDR-1 gene (or LICENSEE's RB Tumor Suppressor gene), and whereas LICENSEE now desires to obtain a license, under the Initial Application, upon the terms and conditions hereinafter set forth; and


        WHEREAS, LICENSEE has represented to UNIVERSITY, to induce UNIVERSITY to enter into this License Agreement, that it shall commit itself to a thorough, vigorous and diligent program of exploiting said inventions and confidential information, including any patent rights which may be obtained therein, so that public utilization shall result therefrom; and

        WHEREAS, UNIVERSITY and LICENSEE have entered into a Research Agreement and to which this License Agreement is attached contemporaneous herewith, attached hereto as Exhibit II (the "Research Agreement"), granting LICENSEE an option to license inventions, know-how, and patent rights arising out of the Research Program described in the Research Agreement pursuant to the terms and conditions set forth in this License Agreement.

        NOW, THEREFORE, it is agreed as follows:

                            ARTICLE 1 - DEFINITIONS

        For the purpose of this License Agreement, the following words and phrases shall have the following meanings:

        1.1 "LICENSEE" shall mean INGENEX, INC., a corporation duly organized and existing under the laws of the State of California and having a principal place of business at 400 Oyster Point Road, Suite #315, San Francisco, California 94080.

        1.2 "AFFILIATE" shall mean any company or entity, the voting control of which is at least fifty percent (50%), directly or indirectly, owned or controlled by LICENSEE.

        1.3 "Patent Rights" shall mean:

            1.3.1 Any United States and/or foreign, patent applications and/or patents, arising out of the Research Program as set forth in the Research Agreement, which may, at Licensee's option, be added to Exhibit III of this Agreement;

            1.3.2 Any later-filed United States and/or foreign patent applications based on the patent applications and/or patents listed in Exhibit III, or corresponding thereto, including any continuations, continuations-in-part, divisional, reissues, reexaminations, or extensions thereof; and

            1.3.3 Any United States and/or foreign patents issuing from any of the foregoing.

        1.4 "Licensed Product(s)" shall mean:

            1.4.1 Any product which is covered in whole or in part by a valid and unexpired claim contained in the Patent Rights in the country in which the product is made, used, leased or sold;

            1.4.2 Any product which is manufactured by using a process which is covered in whole or in part by a valid and unexpired claim contained in the Patent Rights in the country in which the process is used;

            1.4.3 Any product which is used according to a method which is covered in whole or in part by a valid and unexpired claimed contained in the Patent Rights in the country in which the method is used.

        1.5 "Licensed Process(es)" shall mean any process or method, which is covered, in whole, or in part, by a valid and unexpired claim contained in the Patent Rights in the country in which the process or method is used.

        1.6 "First Year Milestone" shall mean the scientific achievement or commercial development event described in Appendix III, attached hereto.

        1.7 "Net Sales" shall mean LICENSEE's or an AFFILIATE's billings for Licensed Products and Licensed Processes less the sum of the following:

    (a) discounts allowed in amounts customary in the trade;
    (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;
    (c) outbound transportation prepaid or allowed;
    (d) amounts allowed or credited or returns; and
    (e) bad debt deductions actually written off during the period.

        No deductions shall be made for commissions paid to individuals whether they be independent sales agencies or regularly employed by LICENSEE or an AFFILIATE and on their payroll. LICENSED PRODUCTS and LICENSED PROCESSES shall be considered "sold" when billed out or invoiced.

                               ARTICLE 2 - GRANT

        2.1 BOARD hereby grants to LICENSEE a worldwide license to practice under the Patent Rights, and to make, have made, use, lease and/or sell the Licensed Products and to practice the Licensed Processes, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided, said license to include the right to sublicense (with the prior written approval of BOARD and UNIVERSITY, which approval shall not be unreasonably withheld) and to be exclusive to LICENSEE.

        2.2 LICENSEE agrees that any sublicenses granted by it shall provide for the same obligations as those obligations imposed only by this License Agreement.

        2.3 LICENSEE agrees to forward to UNIVERSITY annually a copy of such reports received from any sublicensee as may be pertinent to an accounting of royalties.

        2.4 LICENSEE understands that the Patent Rights may have been developed, in part, under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This License Agreement is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this License Agreement, the terms of such Government agreement, applicable law or regulation shall prevail.

                           ARTICLE 3 - DUE DILIGENCE

        3.1 LICENSEE shall use its reasonable best efforts to bring Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights and continue active, diligent marketing efforts for Licensed Products or Licensed Processes throughout the life of this License Agreement, consistent with the business plan described in Paragraph 3.2.3, below.

            3.2.1 LICENSEE shall fund the research at the UNIVERSITY in accordance with the funding schedule contained in the Research Agreement;

            3.2.2 Within six (6) months of the achievement of the First Year Milestone, LICENSEE shall develop a business plan setting forth LICENSEE's detailed commercial development plans and proposed product applications showing the scheduled development goals, amount of money, number and kind of personnel and time budgeted and planned for each phase of

The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

the clinical trials and regulatory approval processes of the Licensed Products and/or Licensed Processes.

        3.3 LICENSEE'S failure to perform the due diligence obligations described in Paragraphs 3.2.1 or 3.2.2 shall constitute a material breach or default for purposes of the termination provisions of Paragraph 7.3.

        3.4 In the event LICENSEE fails to meet the scheduled development goals set forth in the business plan prepared in accordance with Paragraph 3.2.2, UNIVERSITY and LICENSEE shall engage in good faith negotiations to revise the initial business plan and establish substitute development goals. In the event LICENSEE fails to meet the substitute scheduled development goals as set forth in the revised business plan as a result of events or non-events within the control of LICENSEE, such failure shall constitute a material breach or default for purposes of the termination provisions of Paragraph 7.3.

                             ARTICLE 4 - ROYALTIES

        4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay to UNIVERSITY, as set forth below, to the end of the term of the Patent Rights or until this License Agreement shall be terminated as hereinafter provided:

            4.1.1 In each calendar year, a royalty on Net Sales of the Licensed Products or Licensed Processes leased or sold, by LICENSEE, or any AFFILIATE, payable according to the following schedule:

    (A) For Licensed Products or Licensed Processes described by Section 1.3.1, above, and which incorporate and/or utilize technology disclosed in patents and patent applications listed in Exhibit III [ *** ] of Net Sales.

    (B) For Licensed Products or Licensed Processes described by Section 1.3.2, above, which do not incorporate and/or utilize technology disclosed in patents and patent applications listed in Exhibit III.

        (a) [ *** ] of Net Sales for annual Net Sales less than or equal --- to [ *** ]; and ---
        (b) [ *** ] of Net Sales for annual Net Sales greater than [ *** ], but less than or equal to [ *** ];

The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

        (c) [ *** ] of Net Sales for annual Net Sales greater than [ *** ---
            --- ] but less than or equal to [*** ---                          ];

        (d) [ *** ] of Net Sales for annual Net Sales greater than [*** ], but less than or equal to[ *** ];

        (e) [ *** ] of Net Sales for annual Net Sales greater than [*** ---
            --- ].

            4.1.2 In each calendar year, a royalty on Net Sales of the leased or sold, by LICENSEE, or any AFFILIATE, payable according to the following schedule:

            4.1.3 LICENSEE may reduce the amount of the royalties due to UNIVERSITY pursuant to 4.1.1, above, by the amount required to be paid to any third party to avoid infringement of any of such third party's patent rights required to practice the rights granted under this License Agreement, but in no event shall UNIVERSITY receive less than one-half (1/2) the applicable royalty provide in 4.1.1, above.

            4.1.4 In each calendar year, a royalty on the consideration received by LICENSEE from sublicensees, pursuant to the following schedule:

    a. for sublicenses within the scope of Article 4.1.1 (A), hereinabove, CANCER CENTER shall receive one and one-half percent (1.5%) of of all royalties, fees or other consideration received by LICENSEE; for sublicenses within the scope of 4.1.1 (B), hereinabove:

    b. where LICENSEE receives a royalty less than or equal to ten percent (10%) and/or fees or other consideration valued less than or equal to five million dollars ($5,000,000), MDA shall receive twenty percent (20%) of the total consideration;

    c. where LICENSEE receives a royalty greater than ten percent (10%) and less than or equal to fifteen percent (15%) and/or fees or other consideration valued greater than five million dollars ($5,000,000) and less less than ten millio dollars ($10,000,000), MDA shall receive twenty-five percent (25%) of the total consideration;

    d. where LICENSEE receives a royalty greater than [ *** ] and/or fees or other consideration valued greater than [ *** ], MDA shall receive [ *** ] of the total consideration.

The information marked by "[***]" has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

            4.1.5 To maintain the exclusivity of LICENSEE'S license to the Patent Rights, LICENSEE shall pay minimum annual royalties in accordance with the following schedule:

                (a) In January of the fifth (5th) calendar year after
                    execution of the license, a minimum of [ *** ]

                (b) In January of the sixth (6th) calendar year after
                    execution of the license, a minimum of [ *** ]

                (c) In January of the seventh (7th) calendar year after the execution of the license, a minimum of [ *** ]

                (d) In January of the eighth (8th) calendar year after the execution of the license, a minimum of [ *** ]

                (e) Each calendar year thereafter, a minimum of [ *** ]

        4.2 No multiple royalties shall be payable because the use, lease or sale of any Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights.

        4.3 Royalty payments shall be paid in United States dollars to THE UNIVERSITY OF TEXAS M.D. ANDERSON CANCER CENTER, 1515 Holcombe Boulevard, Houston, Texas 77030 or at such other place as UNIVERSITY may reasonably designate, consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which LICENSEE or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from royalty paid to UNIVERSITY. LICENSEE shall furnish UNIVERSITY the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing a Citibank, N.A. in New York, on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                        ARTICLE 5 - REPORTS AND RECORDS

        5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount payable to UNIVERSITY by way of royalty as aforesaid. Said books of account shall be kept at LICENSEE's principal place of business. Said books and the supporting data shall be open up to three (3) times per year, upon reasonable notice to LICENSEE and no more than twice per calendar year, for five (5) years following the end of the calendar year to which they pertain, for inspection by the UNIVERSITY Internal Audit Division and/or by an independent certified public accountant employed by UNIVERSITY, to which LICENSEE has no reasonable objection, for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this License Agreement.

        5.2 LICENSEE, within thirty (30) days after the end of each quarter of each calendar year, shall deliver to UNIVERSITY true and accurate reports, giving such particulars of the business conducted by LICENSEE during the preceding quarter under this License Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

                (a) All Licensed Products and Licensed Processes used, leased or sold, by or for LICENSEE, its AFFILIATES and sublicensees.

                (b) Total amounts invoiced for Licensed Products and Licensed
                    Processes used, leased or sold, by or for LICENSEE, its AFFILIATES or its sublicensees.

                (c) Deductions applicable in computed "Net Sales" as defined in Paragraph 1.7.

                (d) Total royalties due based on Net Sales by or for LICENSEE, its AFFILIATES or its sublicensees.

                (e) Names and addresses of all sublicensees and AFFILIATES of
                    LICENSEE.

                (f) On an annual basis, LICENSEE's Annual Report.

        5.3 With each such report submitted, LICENSEE shall pay to UNIVERSITY the royalties due and payable under this License Agreement. If no royalties shall be due, LICENSEE SHALL so report.

                        ARTICLE 6 - PATENT PROSECUTION

        In accordance with Paragraph 3 (c) of the Research Agreement, the LICENSEE, at its own expense and utilizing patent counsel of its choice (and agreed to by BOARD and UNIVERSITY), shall have the sole right and responsibility for the filing, prosecution, and maintenance of any patent applications and patents contained in the Patent Rights. All such patents and patent applications shall be assigned to BOARD. LICENSEE, or its patent counsel, shall provide UNIVERSITY with copies of all correspondence and documents filed with, or received from, the United States Patent and Trademark Office or any foreign patent office or patent agent. In addition, LICENSEE agrees that any and all official or "ribbon" copies of issued patents shall be forwarded to, and retained by, UNIVERSITY.

                            ARTICLE 7 - TERMINATION

        7.1 If LICENSEE shall become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of LICENSEE shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, this License Agreement shall automatically terminate.

        7.2 Should LICENSEE fail in its payment to UNIVERSITY of royalties due in accordance with the terms of this License Agreement, UNIVERSITY shall have the right to serve notice upon LICENSEE, by certified mail to the address designated in Article 14 hereof, of its intention to terminate this License Agreement within thirty (30) days after receipt of said notice of termination unless LICENSEE shall pay to UNIVERSITY, within (30) day period, all such royalties due and payable. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall thereupon immediately terminate.

        7.3 Upon any material breach or default of this License Agreement by LICENSEE, other than those occurrences set out in Paragraphs 7.1 and 7.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 7.3, UNIVERSITY shall have the right to terminate this License Agreement and the rights, privileges and license granted hereunder by ninety (90) days' notice to LICENSEE by certified mail to the address designated in Article 14 hereof. Such termination shall become effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the ninety (90) day period from receipt of the notice of termination.

        7.4 LICENSEE shall have the right to terminate this License Agreement at any time on nine (9) months' notice by certified mail to UNIVERSITY.

        7.5 Upon termination of this License Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and/or any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination, and sell the same, provided that LICENSEE shall pay to UNIVERSITY the royalties therein as required by Article 5 of this License Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

                  ARTICLE 8 - INFRINGEMENT AND OTHER ACTIONS

        8.1 LICENSEE and UNIVERSITY shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

        8.2 During the term of this License Agreement, LICENSEE shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. In furtherance of such right, UNIVERSITY hereby agrees that LICENSEE may join UNIVERSITY hereby agrees that LICENSEE may join

UNIVERSITY as a party in any such suit, without expense to UNIVERSITY. No settlement, consent judgment or other voluntary final disposition of any such suit may be entered into without the consent of UNIVERSITY, which consent shall not unreasonably be withheld. LICENSEE shall indemnify UNIVERSITY against any order for costs that may be made against UNIVERSITY in any such suit.

        8.3 Any recovery of damages by LICENSEE, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE RELATING to the suit. The balance remaining from any such recovery shall be treated as royalties received by LICENSEE from sublicensees and shared by UNIVERSITY and LICENSEE in accordance with Paragraph 4.1.2 hereof.

        8.4 If within six (6) months after receiving notice of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify UNIVERSITY, any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, UNIVERSITY shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights, and UNIVERSITY may, for such purposes, join the LICENSEE as a party plaintiff. The total cost of any such infringement action commenced solely by UNIVERSITY shall be borne by UNIVERSITY and UNIVERSITY shall keep any recovery or damages for past infringement derived therefrom.

        8.5 In any suit to enforce and/or defend the Patent Rights pursuant to this License Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

                         ARTICLE 9 - PRODUCT LIABILITY

        9.1 BOARD, by this License Agreement, makes no representation as to the patentability and/or breadth of the inventions contained in the Patent Rights. BOARD, by this License Agreement, makes no representation as to patents now held or which will be held by others, or by BOARD, in the field of the Licensed Products for a particular purpose.

        9.2 LICENSEE agrees to defend, indemnify and hold BOARD and UNIVERSITY harmless from and against all liability, demands, damages, expense or losses for death, personal injury, illness or property damage arising (a) out of use by LICENSEE or its transferees of inventions licensed or information furnished under this License Agreement, or (b) out of any use, sale or other disposition by LICENSEE or its transferees of products made by use of such inventions or information. As used in this clause, UNIVERSITY includes its Regents, Officers, Agents, Employees and Students, and "LICENSEE" includes its Affiliates, Contractors and Sub-Contractors.

                            ARTICLE 10 - ASSIGNMENT

        LICENSEE may assign or otherwise transfer this License Agreement and the license granted hereunder and the rights acquired by it hereunder so long as such assignment or transfer shall be accompanied by a sale or other transfer of LICENSEE's entire business or of that part of LICENSEE's business to which the license granted hereunder relates. LICENSEE shall give BOARD and UNIVERSITY thirty (30) days prior written notice within which to reasonably object to such assignment or transfer. If within thirty (30) days after the giving of such notice, no written objection is received by LICENSEE, BOARD and UNIVERSITY shall be deemed to have approved such assignment or transfer; provided, however, BOARD shall not be deemed to have approved such assignment and transfer unless such assignee or transferee shall have agreed in writing to be bound by the terms and conditions of this License Agreement. Upon such assignment or transfer and agreement by such assignee or transferee. If LICENSEE shall sell or otherwise transfer its entire business or that part of its business to which the license granted hereby relates and the transferee shall not have agreed in writing to be bound by the terms and conditions of this License Agreement, or new terms and conditions shall not have been reasonably agreed upon within sixty (60) days of such sale or transfer, BOARD shall have the right to terminate this License Agreement.

                         ARTICLE 11 - NON-USE OF NAMES

        LICENSEE shall not use the name of UNIVERSITY or any adaptation thereof in any advertising, promotional or sales literature without prior written consent obtained from UNIVERSITY, in each case, except that LICENSEE may state that it is licensed by UNIVERSITY, under one or more of the patents and/or applications comprising the Patent Rights.

            ARTICLE 12 - PAYMENTS, NOTICE AND OTHER COMMUNICATIONS

         Any payment, notice or other communication pursuant to this License Agreement shall be sufficiently made or given on the date of mailing is sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:
         In the case of BOARD:
                                    BOARD OF REGENTS
                                    The University of Texas System
                                    201 West Seventh Street
                                    Austin, Texas 78701
                                    ATTENTION:         System Intellectual
                                                       Property Office

         with copy to:              The University of Texas
                                    M.D. Anderson Cancer Center
                                    Office of Technology Development
                                    1020 Holcombe Blvd, Suite 1405
                                    Houston, Texas 77030
                                    Attention:  William J. Doty
                                                Director

                  In the case of LICENSEE:
                                 Ingenex, Inc.
                                 400 Oyster Point Road, Suite #315
                                 San Francisco, California 94080
                                 Attention: Louis Bucalo, M.D.,
                                              President

                     ARTICLE 13 - MISCELLANEOUS PROVISIONS

        13.1 This License Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Texas, U.S.A., and adjudication may take place in courts of either State, except that questions affecting the validity, enforceability, or infringement of any patent contained in the Patent Rights shall be determined by the law of the country in which the patent was granted.

        13.2 The parties hereto acknowledge that this License Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

        13.3 The provisions of this License Agreement are severable, and in the event that any provision of this License Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

        13.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to, or sold in, other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

        13.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this License Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

        IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, in duplicate by proper persons thereunto duly authorized.


THE UNIVERSITY OF TEXAS                    BOARD OF REGENTS OF THE
M.D. ANDERSON CANCER CENTER                UNIVERSITY OF TEXAS SYSTEM

By                                         By
  ---------------------------                 --------------------------
         David J. Bachrach                          Ray Farabee
         Executive Vice President                   General Counsel
         Administration and Finance

APPROVED AS TO CONTENT:                    APPROVED AS TO FORM

By                                         By
  ---------------------------                 --------------------------
    William J. Doty                         Dudley R. Dobie, Jr.
    Director, Technology                    Manager, Intellectual Property
    Development


INGENEX, INC.

By
   -------------------------
         Louis Bucalo, M.D.
         President

                                  EXHIBIT III



    1. United States Patent Application #652311 dated February 6, 1991 entitled "DNA That Confers Multidrug Resistance"

    2. United States Patent Application #07/622,836 filed September 24, 1990 entitled "Compositions and Methods for Clones Containing DNA Sequences Associated with Multidrug Resistance in Human Cells"

    3. Pending United States Patent Application entitled "Methods and Modified Gene Products for Practicing Tumor Suppressor Gene Therapy", Pennie and Edmonds attorney docket number 7409-025, Pennie and Edmonds, 1155 Avenue of the Americas, N.Y. N.Y.